Exhibit 10.1

EXECUTION COPY

SHARE PURCHASE AGREEMENT

BY AND AMONG

DIGITAL TURBINE (EMEA) LTD.,

TRIAPODI LTD.

THE STOCKHOLDERS

AND

THE STOCKHOLDER REPRESENTATIVE

DATED AS OF MARCH 1, 2021

TABLE OF CONTENTS

Article 1	PURCHASE OF COMPANY SECURITIES	1

1.1	Purchase and Sale of Company Securities	1
1.2	Purchase Price	2
1.3	Payments at Closing	3
1.4	Purchase Price Adjustment	4
1.5	Company Share Option Plan	7
1.6	Stockholder Representative	8
1.7	Tax Withholding	10
1.8	Paying Agent; Payment Procedure	11

Article 2	REPRESENTATIONS AND WARRANTIES ReGARDING THE COMPANY	12

2.1	Organization and Qualification; Subsidiaries	13
2.2	Authorization; Enforceability	13
2.3	Capitalization	13
2.4	No Violation	15
2.5	Consents	15
2.6	Financial Statements	16
2.7	Accounts Receivable	16
2.8	Absence of Undisclosed Liabilities	17
2.9	Absence of Certain Changes	17
2.10	Material Contracts	18
2.11	Title and Related Matters	20
2.12	Real Property	21
2.13	Litigation	21
2.14	Tax Matters	21
2.15	Compliance with Laws; Permits	25
2.16	Privacy Laws	25
2.17	ERISA	26
2.18	Employees and Related Matters	28
2.19	Intellectual Property	31
2.20	Environmental Matters	36
2.21	Dealings with Affiliates	37
2.22	Insurance	37
2.23	Brokerage and Transaction Based Fees	37
2.24	Suppliers and Customers	37
2.25	Improper and Other Payments	37
2.26	Bank Accounts; Powers of Attorney	38
2.27	No Disclosure	38
2.28	No Other Representations	38

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Article 3	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS	38

3.1	Authorization; Enforceability	38
3.2	Title to Securities	39
3.3	No Consents	39
3.4	Litigation	39
3.5	No Violation	39
3.6	Tax Withholding Information	39
3.7	No Other Representations	39

Article 4	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	39

4.1	Organization and Qualification	39
4.2	Authorization, Etc	40
4.3	No Violation	40
4.4	No Consents	40
4.5	Investment Intent	40
4.6	Brokerage	40
4.7	Experienced Investor	40
4.8	Review of Company Information	41
4.9	No Other Representations	41

Article 5	PRE-CLOSING COVENANTS	41

5.1	Further Assurances; Fulfillment of Conditions	41
5.2	Conduct of the Business	41
5.3	Interim Financial Information	43
5.4	Exclusivity	43
5.5	Confidentiality	44
5.6	Full Access and Disclosure	45
5.7	Public Announcements	45
5.8	Notification	45
5.9	D&O Tail Insurance Policy	46

Article 6	POST-CLOSING COVENANTS	46

6.1	Deliveries After Closing	46
6.2	Spin-Off of AOD Business	46
6.3	Non-Disclosure; Non-Competition; Non-Solicitation	48
6.4	Public Announcements	52
6.5	Use of Name	53
6.6	AOD Transition Services	53
6.7	Termination of Letter of Intent	54

Article 7	CLOSING; CLOSING CONDITIONS	54

7.1	Closing	54
7.2	Conditions to the Obligations of the Purchaser	55
7.3	Conditions to the Obligations of the Stockholders	57

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Article 8	TAX MATTERS	57

8.1	Pre-Closing Returns	57
8.2	Allocations	58
8.3	Tax Contests	58
8.4	Cooperation and Records Retention	59
8.5	Termination of Tax Arrangements	59

Article 9	INDEMNIFICATION	59

9.1	Survival	59
9.2	Monetary and Other Limitations	60
9.3	Indemnification by the Stockholders	61
9.4	Indemnification by the Purchaser	61
9.5	Allocation of Losses	62
9.6	Notice of Claims; Third Party Claims; Direct Claims	62
9.7	Security for the Indemnification Obligation	64
9.8	Exclusive Remedy	64

Article 10	TERMINATION	65

10.1	Methods of Termination	65
10.2	Procedure Upon Termination	66

Article 11	MISCELLANEOUS PROVISIONS	66

11.1	Amendment and Modification	66
11.2	Waiver of Compliance; Consents	66
11.3	Notices	66
11.4	Assignment	68
11.5	Governing Law; Jurisdiction	69
11.6	Counterparts	69
11.7	Headings	69
11.8	Entire Agreement	69
11.9	Delays or Omissions	69
11.10	Severability	70
11.11	Expenses	70
11.12	No Third Party Beneficiaries	70
11.13	Disclosure Schedule; Exhibits	70
11.14	No Strict Construction	70
11.15	Construction	70
11.16	Recitals	71
11.17	Time of the Essence	71

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EXHIBIT:

Exhibit A Definitions

Exhibit B Form of Letter of Transmittal

Exhibit C Form of Exchange Documents

Exhibit D AOD Assignment Agreement

Exhibit E AOD Transition Services

Exhibit F Form of Release

Exhibit G Description of AOD Business

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated effective as of March 1, 2021, is by and among Digital Turbine (EMEA) Ltd., (the “Purchaser”), Triapodi Ltd., an Israeli company (the “Company”), Lipa Meir Trusts Ltd. (“Lipa”) solely as the Stockholder Representative and to that extent, and the stockholders of the Company listed on the signature pages hereto under the heading “Stockholders” (the “Stockholders” and, along with the Company, the “Seller Parties”). The Purchaser, the Company, Stockholder Representative and the Stockholders are referred to collectively herein as the “Parties” and, individually, as a “Party.” Capitalized terms used herein and not otherwise defined will have the meanings set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, the Company is in the ad-tech business of providing a transparent mobile app marketing platform for app advising placement and related services in a programmatic fashion such as campaign design, creative design, advanced targeting, bidding and performance reporting (collectively, the “Business”);

WHEREAS, the Stockholders own one hundred percent (100%) of the issued and outstanding Company Securities;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Stockholders desire to sell to the Purchaser, and the Purchaser desires to acquire from the Stockholders, one hundred percent (100%) of the Company Securities, free and clear of all Liens;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Company Option shall be cancelled in exchange for the consideration set forth herein;

WHEREAS, the Stockholders and the Board of Directors of the Company have approved the sale of the Company Securities, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
PURCHASE OF COMPANY SECURITIES

1.1            Purchase and Sale of Company Securities. Upon the terms and subject to the conditions of this Agreement, the Stockholders will sell, assign, convey, and transfer to the Purchaser, and the Purchaser will purchase from the Stockholders, on the Closing Date, all of the Company Securities, free and clear of all Liens.

1.2            Purchase Price. In consideration for the conveyance of the Company Securities, and in reliance on the representations, warranties, covenants and agreements of the Seller Parties contained in this Agreement and the other Transaction Documents, subject to adjustment pursuant to Section 1.3 and Section 1.4 and as otherwise set forth in this Agreement, the aggregate purchase price to be paid to the Securityholders for the Company Securities to be purchased pursuant to Section 1.1 will be an aggregate amount equal to US $22,500,000 (the “Purchase Price”) in cash, such amount to be allocated among the Securityholders based on the amounts and percentages set forth in Section 1.2 of the Disclosure Schedule (the “Stockholder Allocation Percentages”), provided however that, notwithstanding the aforesaid and anything else to the contrary set forth in this Agreement, it is agreed that: (i) an aggregate amount of US $ 220,000 out of the Purchase Price (the "Consultants Bonus") shall be deducted from the Purchase Price and payable, by the Paying Agent, to Denis Ross and Issac Molcho, as set forth in the Funds Flow, and (ii) the Consultants Bonus shall not be deemed as Transaction Expenses for the purposes of this Agreement.

Following the Closing Date, the Purchaser or an Affiliate thereof will enter into retention bonus agreements (the “Retention Agreements”) and performance bonus agreements (the “Performance Bonus Agreements”) with the following Persons and on the following terms:

(a)            Each Founder shall be entitled to receive, subject to Section 1.3 and Section 1.4 and the applicable Retention Agreement and Performance Bonus Agreement: (A) a total of US $1,333,333 under the Retention Agreement to be entered into with such Founder payable in the amounts and on the time frame set forth on Section 1.2(a) of the Disclosure Schedule; and (B) a total of US $ 666,667 pursuant to the terms and conditions of the applicable Performance Bonus Agreement to be entered into with such Founder payable in the amounts and on the time frame set forth on Section 1.2(a) of the Disclosure Schedule.

(b)            The employees set forth in Section 1.2(b) of the Disclosure Schedule (the “Entitled Employees”) shall be entitled to receive, subject to Section 1.3 and Section 1.4 and the applicable Retention Agreements and Performance Bonus Agreements, an aggregate amount US $ 2,000,000 out of which: (i) US $ 1,333,333 shall be paid pursuant to the terms and conditions of the applicable Retention Agreements to be entered into with the Entitled Employees, and (ii) US $ 666,667 shall be paid pursuant to the terms and conditions of the applicable Performance Bonus Agreements to be entered into with the Entitled Employees.

(c)            Notwithstanding the aforesaid, subject to Section 1.3 and Section 1.4 and the applicable Retention Agreement and Performance Bonus Agreement, the full amounts under the Retention Agreements and Performance Bonus Agreements shall become due and payable by the Purchaser to the applicable Founder immediately upon the earlier to occur of any of the following events: (a) termination by the Company of such Founder’s employment for any reason other than for Cause, (b) termination by such Founder of his employment with the Company for Good Reason, (c) death or Disability of such Founder, or (d) Change of Control of the Purchaser or the Company.

1.3            Payments at Closing.

(a)            Closing Payment Amount. Subject to adjustment as set forth in Section 1.4, on the Closing Date, the Purchaser will pay (or cause to be paid) to the Paying Agent, for further payment to the Securityholders, in accordance with the Stockholder Allocation Percentages, an aggregate amount equal to (i) the Purchase Price, minus (ii) the Indebtedness Payoff Amount, minus (iii) the unpaid Transaction Expenses as of the close of business on the Closing Date, plus (iv) the Estimated Working Capital Surplus, if applicable, minus (v) the Estimated Working Capital Shortfall, if applicable (such net amount, the “Closing Payment Amount”), by wire transfer of immediately available funds in the amount and to the bank account(s) set forth on the Funds Flow. Upon receipt of the Closing Payment Amount by the Paying Agent in accordance with the Funds Flow, but without derogating from any of Purchaser’s other obligations under this Agreement, the Purchaser will have no further liability arising out of the further distribution of the Closing Payment Amount to the Securityholders. Notwithstanding the aforesaid, it is agreed that if the Closing Payment Amount is less than the Purchase Price, an amount equal to the Purchase Price minus the Closing Payment Amount shall be deducted from the amounts payable to the Founders and the Entitled Employees set forth in Section 1.2(a) and (b) (“Bonus Reduction Amount”) and added to the Closing Payment Amount to be paid to the Paying Agent pursuant to this Section 1.3.

(b)           Payment of Indebtedness. On the Closing Date, the Purchaser will pay, or cause to be paid, to the Paying Agent, for further payment on behalf of the Company, the Indebtedness Payoff Amount by wire transfer of immediately available funds to the Closing Indebtedness Holder(s) or bank account(s) specified in such payoff letter(s) and instructions delivered by the Closing Indebtedness Holder(s) (the “Payoff Letter(s)”) with respect to the Indebtedness Payoff Amount set forth on the Funds Flow. Pursuant to any such Payoff Letter(s), each Closing Indebtedness Holder will have been paid in full for any and all outstanding notes (or similar debt instruments) relating to such Closing Indebtedness Holder’s Indebtedness Payoff Amount and, in the event such Indebtedness Payoff Amount is secured, all related Liens will have been released with corresponding Lien releases being delivered to the Purchaser concurrently upon such Closing Indebtedness Holder’s receipt of payment of the amount specified, with the result that immediately following the Closing there will be no outstanding Indebtedness Payoff Amount or any other obligation with respect (including any Lien or Guarantees) to the Purchaser and the Company and its Subsidiaries to any Closing Indebtedness Holder.

(c)            Payment of Transaction Expenses. On the Closing Date, the Purchaser will pay, or cause to be paid, to the Paying Agent, for further payment on behalf of the Company and its Subsidiaries and the Stockholders, the unpaid Transaction Expenses by wire transfer of immediately available funds to the Persons and bank account(s) specified in the Funds Flow.

(d)           Despite anything to the contrary above, a portion of the Closing Payment Amount payable or otherwise deliverable to holders of Section 102 Shares or Section 102 Company Options shall, subject to and following the receipt of the Interim Option Ruling, be delivered by the Paying Agent to the account of the 102 Trustee, to be held and released by the 102 Trustee in accordance with the terms of this Agreement, Section 102, the Interim Option Ruling, the Option Tax Ruling and other approvals that may be issued by the ITA. Payment to Option Holders which are not holders of Section 102 Company Options shall be delivered by the Paying Agent (i) the account of the applicable employing Subsidiary for distribution of the portion of the Closing Payment Amount payable or otherwise deliverable to such Option Holders through such Subsidiary’s payroll system, or (ii) to the holder of such Company Options following withholding of all applicable tax.

1.4            Purchase Price Adjustment.

(a)            Pre-Closing Adjustments. No later than three (3) Business Days prior to the Closing Date, the Company will prepare and deliver to the Purchaser a certificate (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate (as of the Closing Date) of (A) the Indebtedness Payoff Amount to be paid pursuant to Section 1.3(b) (the “Estimated Indebtedness”), (B) the estimated aggregate amount of all Transaction Expenses to be paid pursuant to Section 1.3(c) (the “Estimated Transaction Expenses”), (C) the estimated Working Capital (the “Estimated Working Capital”), and (D) the Closing Payment Amount payable to the Paying Agent, for further payment to the Securityholders at the Closing pursuant to Section 1.3(a), based on, among other things, the foregoing clauses (A) through (C). The amount of Closing Payment Amount payable by the Purchaser on the Closing Date shall be based on the amounts set forth in such Pre-Closing Statement (the “Estimated Closing Purchase Amount”). Each of the foregoing calculations will be accompanied by reasonable supporting detail therefor. From and after the delivery of the Pre-Closing Statement, the Company will provide the Purchaser and its Representatives with reasonable access to the financial books and records and other information of the Company or that were used in the preparation of the Pre-Closing Statement that the Purchaser may reasonably request. In the event the Purchaser disagrees with any of the calculations set forth in the Pre-Closing Statement, including the Estimated Working Capital (or any of the components thereof), (y) the Purchaser will notify the Company in writing of such disagreement, setting forth the basis of such disagreement and (z) the Company will consider in good faith the Purchaser’s comments to the Pre-Closing Statement and/or any of the components thereof or calculations therein.

(b)            Post-Closing Adjustments.

(i)         No later than ninety (90) days after the Closing Date, the Purchaser will prepare and deliver to the Stockholder Representative a statement (the “Post-Closing Statement”) setting forth the Purchaser’s good faith calculation (as of the Closing Date) of (A) the Indebtedness Payoff Amount (the “Final Indebtedness”), (B) the aggregate amount of all unpaid Transaction Expenses (the “Final Transaction Expenses”), (C) the Working Capital (the “Final Working Capital”), and (D) the Closing Payment Amount (the “Final Closing Payment Amount”), based on, among other things, the foregoing clauses (A) through (C). Each of the foregoing calculations will be accompanied by reasonable supporting detail therefor (accompanied by supporting documents). During the period commencing on the date the Post-Closing Statement is delivered to the Stockholder Representative and ending thirty (30) days thereafter (the “Review Period”), the Purchaser will provide the Stockholder Representative with reasonable access during normal business hours with at least forty-eight (48) hours prior written notice to any working papers, documents, and data from the Purchaser and/or the Company that were used to prepare the Post-Closing Statement.

(ii)           During the Review Period, the Stockholder Representative may provide written notice to the Purchaser disputing all or any part of the Final Indebtedness, the Final Transaction Expenses, the Final Working Capital, and/or the Final Closing Payment Amount, specifying in reasonable detail those items that the Stockholder Representative disputes (the proposed adjustment(s) or disputed item(s) to which the Stockholder Representative objects are referred to herein as the “Disputed Amounts” and the Stockholder Representative’s objection notice is referred to herein as the “Objection Notice”), it being understood that, as part of an Objection Notice, the Stockholder Representative may request the examination and/or re-calculation of items that have been understated in the Pre-Closing Statement or would otherwise increase the Estimated Closing Purchase Amount paid at the Closing (an “Adjustment Request”). If the Stockholder Representative does not provide an Objection Notice with respect to any such amounts prior to the expiration of the Review Period, any such amounts not so objected to will be final, binding, non-appealable, and conclusive on the Parties.

(iii)          If the Stockholder Representative delivers an Objection Notice to the Purchaser prior to the expiration of the Review Period, then the Stockholder Representative and the Purchaser will negotiate in good faith to resolve the Disputed Amounts for thirty (30) days following the Purchaser’s receipt of the Objection Notice (or such longer period as may be agreed to in writing by the Purchaser and the Stockholder Representative, the “Negotiation Period”). If, during the Negotiation Period, the Stockholder Representative and the Purchaser are able to resolve any Disputed Amounts, then such agreed upon amounts will be set forth in a writing executed by the Purchaser and the Stockholder Representative and will become final, binding, non-appealable, and conclusive on the Parties.

(iv)          If a final resolution is not obtained within the Negotiation Period, the Purchaser and the Stockholder Representative will retain for the benefit of all the Parties a nationally recognized public accounting firm (the “Independent Accountant”) to resolve any remaining Disputed Amounts. If the Independent Accountant is retained, then (A) the Purchaser and the Stockholder Representative will each submit to the Independent Accountant in writing, not later than fifteen (15) days after the Independent Accountant is retained, their respective positions with respect to the Disputed Amounts, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (B) the Independent Accountant will, within thirty (30) days after receiving the positions of both the Stockholder Representative and the Purchaser and all supplementary supporting documentation requested by the Independent Accountant (or such longer period as may be requested by the Independent Accountant and as agreed to by the Purchaser and the Stockholder Representative), determine those items in dispute on the Post-Closing Statement (including, for the sake of clarity, any items relevant to an Adjustment Request, if made) and render its decision as to the Disputed Amounts in a written report, detailing the resolution of the dispute, the reasons and explanations therefor and the resulting calculation of the Adjustment Amount and, absent manifest error, such decision will be final, binding, nonappealable, and conclusive on the Parties. Neither the Purchaser nor the Stockholder Representative will have or conduct any communication, either written or oral, with the Independent Accountant without the other Party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. The Purchaser and the Stockholder Representative, and their respective Representatives, will cooperate fully with the Independent Accountant during its engagement and respond on a timely basis to all requests for information or access to documents or personnel made by the Independent Accountant, all with the intent to fairly and in good faith resolve all Disputed Amounts as promptly as reasonably practicable. The Parties will be entitled to have a judgment entered on such written report in any court of competent jurisdiction. In resolving any disputed item, the Independent Accountant (a) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Purchaser or the Stockholder Representative, or less than the lowest value for such item claimed by either the Purchaser or the Stockholder Representative, in each case, as presented to the Independent Accountant, (b) shall have no right, authority or discretion to employ any accounting standard or principles except for those provided for in this Agreement and used in the preparation of the Closing Balance Sheet and the Post-Closing Statement, (c) shall not be bound by procedure law or rules of evidence, (d) shall not have authority to issue injunctions, Orders or other interlocutory remedies, (e) will be bound by the principles set forth in this Agreement, (f) will act as an expert and not as an arbitrator, and (g) will limit its review to matters specifically set forth in the Objection Notice, (or with respect to any items relevant to an Adjustment Request, if made) or by the Purchaser. The fees and expenses of the Independent Accountant will be paid by the Party whose estimate of the Disputed Amounts is furthest from the Independent Accountant’s calculation of the Disputed Amounts (in addition to any costs and expenses pursuant to Section 11.11).

(v)            The final and binding amounts of the Indebtedness Payoff Amount, the Transaction Expenses, and the Working Capital, as finally determined in accordance with this Section 1.4, will be the “Actual Indebtedness,” the “Actual Transaction Expenses,” and the “Actual Working Capital,” respectively.

(vi)            For purposes of this Agreement, the “Adjustment Amount” means an amount (which may be a negative number) equal to the sum of (A) the Estimated Indebtedness minus the Actual Indebtedness, plus (B) the Estimated Transaction Expenses minus the Actual Transaction Expenses, plus (C) the Actual Working Capital minus the Estimated Working Capital.

(vii)           If the Adjustment Amount is a positive number (the “Excess Amount”), then promptly (but in any event within three (3) Business Days) after the date on which such amount is finally determined in accordance with this Section 1.4, the Purchaser will (A) increase the aggregate amount payable to the Founders and the Entitled Employees set forth in Section 1.2(a) and (b) by an amount equal to the lower of the Bonus Reduction Amount and the Excess Amount and (B) then pay or cause to be paid to the Paying Agent, for further payment to the Stockholders, in accordance with the Stockholder Allocation Percentages, an amount in cash equal to the positive difference, if any, of the Excess Amount minus the Bonus Reduction Amount, by wire transfer of immediately available funds. Upon receipt (if any) by the Paying Agent of such portion of the Excess Amount, the Purchaser will have no further liability arising out of payment of the Excess Amount to the Securityholders. If the Adjustment Amount is a negative number (the “Shortfall Amount”), the Shortfall Amount shall be payable by the Founders and Entitled Employees in accordance with their pro-rata share in the amounts payable to them under the Retention Agreements and Performance Bonus Agreement (the “Applicable Amounts”), by way of setting such Shortfall Amount from the Applicable Amounts as follows: (i) 2/3 of the Shortfall Amount shall be deducted and set off from the Applicable Amounts payable under the Retention Agreements, and (ii) 1/3 of the Shortfall Amount shall be deducted and set off from the Applicable Amounts payable under the Performance Bonus Agreements.

(viii)            Any amount payable pursuant to this Section 1.4 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

1.5            Company Share Option Plan.

(a)          All outstanding share options related to Securities of the Company issued or granted under the Company’s 2012 Israeli Share Option Plan (the “Option Plan”) and any other rights to acquire shares issued and approved by the Company (together, the “Company Options”) will be, (a) immediately prior to the Closing but conditioned upon the occurrence of the Closing, fully vested and exercisable and (b) at and following the Closing, holders of Company Options shall have no rights with respect thereto, other than those specifically provided under this Section 1.5. Without limiting the foregoing, the Company shall deliver to Purchaser prior to the Closing, evidence that the Company’s Board has validly adopted resolutions to effect that (i) all unvested Company Options have been accelerated and shall become Vested Company Options (as defined below) at the Closing and (ii) any Vested Company Options shall have been cancelled at the Closing, in accordance with the provisions of Section 1.5(b) below.

(a)          Prior to the Closing but subject thereto, the Company shall cause each Company Option that is vested, outstanding and unexercised immediately prior to Closing, including all Company Options which shall have been fully accelerated at the Closing in accordance with Section 1.5(a) above (each a “Vested Company Option,” and collectively, the “Vested Company Options”), to be cancelled, terminated and extinguished as of the Closing, in consideration for the right to receive, subject to (a) the terms of the Option Tax Ruling (for the applicable Vested Company Option) and (b) receipt of duly executed Letter of Transmittal substantially in the form attached hereto as Exhibit B (the “Letter of Transmittal”) by each such holder of Company Option, in respect of such Vested Company Option immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to (i) the Per Ordinary Share Purchase Price minus (ii) the Options Exercise Amount subject to the terms of such Vested Company Option (it being understood that, if the Options Exercise Amount payable in respect of an Ordinary Share subject to any such Vested Company Option equals or exceeds the Per Ordinary Share Purchase Price, then the amount payable to the relevant holder of Vested Company Option under this Section 1.5(b) with respect to such Vested Company Option shall be zero) (the “Vested Option Consideration”). Each holder of a Vested Company Option cancelled as provided in this Section 1.5(b) shall cease to have any rights with respect thereto, except the right to receive the Vested Option Consideration (if any) specified in this Section 1.5(b), without interest. The Vested Option Consideration payable to each holder of Vested Company Option is set forth opposite the name of such Company Option Holder in the Funds Flow. For clarity, the Founders shall not receive any Vested Option Consideration.

(b)          Notwithstanding anything to the contrary in this Section 1.5 or elsewhere in this Agreement, (i) any payments of consideration for Section 102 Shares or Section 102 Company Options, shall not be paid directly to the holders of such Securities but shall be paid (by the Paying Agent, subject to the receipt of the Interim Option Ruling) to the 102 Trustee and distributed by the 102 Trustee, subject to Tax withholding and in accordance with the Option Tax Ruling and the Interim Option Ruling, and otherwise in accordance with the terms hereof.

(c)          The Company, in full coordination with the Purchaser, has filed with the ITA an application for a ruling (the “Interim Option Ruling”) confirming, among others, that the Purchaser shall be exempt from withholding tax in relation to payments made under this Agreement in relation to 102 Company Options, 3(i) Company Options and 102 Company Shares (which ruling may be subject to customary conditions regularly associated with such a ruling). Following Closing, the Stockholder Representative, Company counsel and Purchaser counsel in full coordination with each other shall prepare and file with the ITA a request for the Option Tax Ruling. The Stockholder Representative shall cause its Israeli counsel, accountants and other advisors, to coordinate all activities in relation to obtaining the Interim Option Ruling and the Option Tax Ruling with the Purchaser and its Israeli counsel and to coordinate any activities with the Purchaser and its Israeli counsel, including any written or oral submissions, meetings with the tax authorities, as may be necessary proper and advisable. Subject to the terms and conditions hereof, the Parties (other than the Stockholder Representative, if not a Stockholder) shall cooperate to promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable Law to obtain the Option Tax Ruling as promptly as practicable. The language of the Option Tax Ruling and, the Interim Option Ruling shall be subject to the prior written approval of the Purchaser or its counsel (which approval shall not be unreasonably withheld, delayed or conditioned). Should Purchaser’s counsel not attend any meeting with the ITA, the Company shall provide Purchaser with an update of such meeting or discussion within two (2) Business Days of such meeting or discussion

1.6            Stockholder Representative.

(a)          By the execution and delivery of this Agreement, each Stockholder hereby irrevocably constitutes and appoints Lipa as his, her or its true and lawful agent and attorney-in-fact (the “Stockholder Representative”), with full power of substitution to act in such Stockholder’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on such Stockholder’s behalf in any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Stockholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power (provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above and below shall not authorize or empower the Stockholder Representative: (i) to do or cause to be done as to any matter insofar as such matter relates solely and exclusively to indemnification or waiver by a single Stockholder as a result of a breach of this Agreement by such Stockholder (without such Stockholder’s prior written consent), whereupon the Stockholders Representative may appoint the Stockholder who is alleged to be in breach of this Agreement to handle all matters related to such indemnification claim on behalf of the Stockholder Representative, and all references to the Stockholder Representative in such event shall include also such Stockholder and any action of the Stockholder Representative in breach of (i) or (ii) above shall be deemed null and void):

(i)          to waive any condition to the obligations of such Stockholder to consummate the transactions contemplated by this Agreement;

(ii)          to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Stockholder which the Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)          to do or refrain from doing any further act or deed on behalf of such Stockholder which the Stockholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, as fully and completely as such Stockholder could do if personally present;

(iv)          to give and receive notices and communications (including to the Purchaser and the Paying Agent);

(v)          to object to such payments, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such claims; and

(vi)          to negotiate and settle any indemnification Claim hereunder.

The Stockholder Representative may resign at any time, provided that it reasonably cooperates with the Stockholders for the appointment of a successor Stockholder Representative.

(b)           The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and Purchaser, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative on behalf of the Stockholders in all matters referred to herein. All notices delivered by the Purchaser or the Company (following the Closing) to the Stockholder Representative (whether pursuant hereto or otherwise) for the benefit of the Stockholders shall constitute notice to the Stockholders. The Stockholder Representative shall act for the Stockholders on all of the matters set forth in this Agreement.

(c)            All actions, decisions and instructions of the Stockholder Representative taken, made or given pursuant to the authority granted to the Stockholder Representative pursuant to this Section 1.6 shall be conclusive and binding upon each Stockholder, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(d)            The provisions of this Section 1.6 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Stockholders to the Stockholder Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Stockholder.

(e)           Notwithstanding any provision to the contrary in this Section 1.6 or any other section of this Agreement, a Stockholder can terminate the appointment and agency relationship of Lipa as the Stockholder Representative and the power and authority granted to such Stockholder Representative hereunder upon written notice to the Purchaser and the other Stockholders; provided that the termination of Lipa as the Stockholder Representative shall not be effective for any purpose under this Agreement unless and until such time as (i) the Stockholders have appointed a replacement Stockholder Representative and provided notice of the appointment of such replacement to the Purchaser and (ii) such replacement Stockholder Representative has delivered to the Purchaser a counterpart signature page hereto pursuant to which such replacement Stockholder Representative confirms his, her or its agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to Lipa in his capacity as the Stockholder Representative immediately prior to the effectiveness of such replacement.

(f)            Lipa shall not be liable to any action or inaction taken or not taken by it while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct.

(g)            Lipa shall serve as the Stockholder Representative without compensation and the Stockholders shall fully indemnify Lipa and hold it harmless against any loss, liability, expense or damage incurred by it while acting without gross negligence, willful misconduct or bad faith arising out of, resulting from or in connection with the acceptance or administration of its powers and/or activities hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by Lipa.

(h)            Lipa may resign at any time, upon not less than seven days’ prior written notice to Purchaser and the Stockholders provided that such resignation shall not be effective for any purpose under this Agreement unless and until such time as (i) the Company Majority Stockholders have appointed a replacement Stockholder Representative and provided notice of the appointment of such replacement to the Purchaser and (ii) such replacement Stockholder Representative has delivered to the Purchaser a counterpart signature page hereto pursuant to which such replacement Stockholder Representative confirms his, her or its agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to Lipa in his capacity as the Stockholder Representative immediately prior to the effectiveness of such resignation.

1.7            Tax Withholding.

(a)            Notwithstanding any other provision in this Agreement to the contrary, but subject to Section 1.7(b), the Purchaser (other than with respect to payments to the Paying Agent pursuant to this Agreement), Paying Agent and 102 Trustee (each a “Payor”) shall be entitled to deduct and withhold (but without duplication) from any amount payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as Payor reasonably determines are required to be deducted and withheld with respect to the making of any such payment under any provision of U.S. federal, state, local or non-U.S. Tax Law, including the Ordinance or under any other applicable Law. To the extent such amounts are so deducted or withheld and remitted to the applicable Tax Authority within the timeframes under applicable Law, such deducted and withheld amount shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent any Tax is withheld, the Payor shall promptly furnish the applicable Person with documentation evidencing such Tax withholding.

(b)           Notwithstanding the provisions of Section 1.7(a) above, with respect to Israeli Taxes, and in accordance with the Paying Agent undertaking provided by the Paying Agent to the Purchaser as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), any amounts payable pursuant to this Agreement to any Person (other than holders of Section 102 Shares and Company Options) shall be paid to and retained by the Paying Agent for the benefit of each such payment recipient for a period of one hundred eighty (180) days from the date of such payment or an earlier date required in writing by a payment recipient (the “Withholding Drop Date”) during which time unless requested otherwise in writing by the ITA, no payments shall be made by the Paying Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate. If a payment recipient delivers, no later than three (3) Business Days prior to the Withholding Drop Date, a Valid Tax Certificate to the Paying Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such payment recipient. If any payment recipient (i) does not provide the Paying Agent with a Valid Tax Certificate by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Paying Agent to release his portion of the consideration payable at Closing prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three (3) Business Days before such time, then the amount to be withheld from such payment recipient’s portion of the consideration shall be calculated according to the applicable withholding rate as reasonably determined by the Paying Agent, calculated in NIS based on the U.S. dollars to NIS exchange rate on the actual payment date, and the balance of the payment that is not withheld shall be paid to such payment recipient. Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

(c)          Notwithstanding anything to the contrary herein, any payments made to holders of Section 102 Company Options, Section 3(i) Company Options or Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Ordinance, on the fifteenth (15th) day of the calendar month following the month during which the Closing occurs, unless prior to the fifteenth (15th) day of the calendar month following the month during which the Closing occurs the Option Tax Ruling (or the Interim Option Ruling) shall have been obtained, in which case withholding shall be as determined in the Option Tax Ruling (or the Interim Option Ruling) or a Valid Certificate was provided.

(d)          Payments made with respect to Company Options granted to employees of the Company's US Subsidiary shall be subject to tax withholding through US payroll.

1.8            Paying Agent; Payment Procedure.

(a)           Paying Agent. I.B.I. Trust Management (the “Paying Agent”) shall serve as paying agent under the Paying Agent Agreement. The fees and expenses of the Paying Agent shall be borne fifty percent (50%) by Purchaser and the other fifty percent (50%) shall be a Transaction Expense.

(b)            Payment Procedure.

(i)            Promptly after the Closing and in any event within five (5) Business Days after the Closing Date, the Paying Agent shall deliver to each Option Holder a copy of the Letter of Transmittal;

(ii)          (A) Each Stockholder (directly, or through an authorized agent, trustee or proxy) will deliver the share certificates representing such Stockholder’s Company Securities to the Paying Agent for cancellation or deliver a declaration of lost share certificate, in each case together with a share transfer deed executed by such Stockholder; both in substantially the forms specified in Exhibit C (collectively, the “Exchange Documents”). Upon delivery of the Exchange Documents by such Stockholder to the Paying Agent or the 102 Trustee, the Paying Agent or the 102 Trustee, as applicable, shall promptly (and in any event within five (5) Business Days) pay to such Stockholder (or the 102 Trustee in case of payments for Section 102 Shares), the applicable amount to which such holder is entitled pursuant to Section 1.3 hereof and as set forth on the Funds Flow, less any Tax withheld pursuant to Section 1.6(h) or the Option Tax Ruling, as applicable; (B) Each Option Holder will deliver a duly completed and validly executed Letter of Transmittal. Upon delivery of the Option Holders Letter of Transmittal to the Paying Agent or the 102 Trustee, the Paying Agent or the 102 Trustee, as applicable, shall promptly (and in any event within five (5) Business Days) or at a later date subject to the terms of the Interim Option Ruling and Option Tax Ruling pay such Option Holder the applicable amount to which such Option Holder is entitled pursuant to Section 1.3 hereof and as set forth on the Closing Allocation Schedule, less any Tax withheld pursuant to Section 1.6(h) and subject of the terms of the Option Tax Ruling and the Interim Option Ruling and other approvals that may be issued by the ITA.

(iii)          No payment will be made to such specific respective Stockholder and Option Holder until such specific respective Securityholder delivers the applicable Exchange Documents or Letter of Transmittal, as applicable.

Article 2
REPRESENTATIONS AND WARRANTIES ReGARDING THE COMPANY

In order to induce the Purchaser to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Company makes the following representations and warranties to the Purchaser, subject to the qualifications and exceptions set forth on the Disclosure Schedule delivered to the Purchaser pursuant to this Agreement, as of the date hereof and as of the Closing Date:

2.1            Organization and Qualification; Subsidiaries.

(a)           The Company and each of its Subsidiaries is a corporation duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation with corporate power and authority to carry on the Business as it is now being conducted, to own, operate, and lease its properties and assets, and to perform all of its obligations under each Contract by which it is bound. The Company and each of its Subsidiaries is duly qualified or licensed to conduct the Business and is in good standing in the jurisdictions set forth on Section 2.1(a) of the Disclosure Schedule, which are all of the jurisdictions where the nature of the Business or the ownership, leasing, or use of its assets and properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has delivered or made available to the Purchaser copies of the Organizational Documents of the Company and each of its Subsidiaries, and all such copies are true, correct, and complete. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its Organizational Documents.

(b)            Set forth on Section 2.1(b) of the Disclosure Schedule is a true, correct, and complete list of all the names (i.e., “trading” or “doing business as” names) under which the Company and its Subsidiaries are currently or have ever conducted the Business.

(c)            Section 2.1(c) of the Disclosure Schedule contains a true, correct, and complete list of the current directors, managers, and officers of the Company and its Subsidiaries.

(d)           Except as set forth on Section 2.1(d) of the Disclosure Schedule, the Company does not own any Securities or other ownership interest in any other Person.

2.2            Authorization; Enforceability. The Company has the requisite, absolute, and unrestricted right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and such actions have been duly authorized by all necessary organizational action of the Company. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid, and binding obligations of the Company enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

2.3            Capitalization.

(a)           The authorized capital stock of the Company is set forth on Section 2.3(a) of the Disclosure Schedule. The Stockholders are the holders of record and beneficial owners of, and hold good and marketable title to, one hundred percent (100%) of the outstanding Company Securities, as set forth in Section 2.3(a) of the Disclosure Schedule, and such Company Securities will, as of the Closing, be free and clear of any and all Liens (other than restrictions under the Securities Act or applicable securities Law). All of the outstanding Company Securities have been duly authorized and are validly issued, fully paid, and non-assessable, free and clear of all Liens, and have been issued in compliance with applicable Law. Except for the Company Securities and Company Options, the Company does not have any Securities issued or outstanding. No Company Securities are subject to, or have been issued in violation of, preemptive or similar rights. All issuances, sales, or repurchases by the Company of its Securities have been effected in compliance with all applicable foreign, federal and state securities Laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting Securities of the Company. Except as set forth on Section 2.3(a) of the Disclosure Schedule, the Company does not own, directly or indirectly, or have any obligation to acquire, any Securities of any Person.

(b)           Except as set forth on Section 2.3(b) of the Disclosure Schedule, there are no authorized or outstanding subscriptions, Options, rights (conversion, preemptive, or otherwise), warrants, calls, convertible securities, or commitments or any other arrangements or agreements of any nature whatsoever to which the Company is a party requiring the issuance, conversion, registration, voting, sale, or transfer of any Securities of the Company, or any synthetic equity, including, phantom stock, profits participation, or stock appreciation rights or any securities convertible, directly or indirectly, into Securities of the Company, or evidencing the right to subscribe for any Securities of the Company, or giving any Person (other than the Purchaser) any rights with respect to any Securities of the Company.

(c)           The authorized capital stock of Triapodi Inc., a Delaware corporation (“Triapodi Inc.”), is set forth on Section 2.3(c) of the Disclosure Schedule. The Company is the holder of record and beneficial owner of, and holds good and marketable title to, one hundred percent (100%) of the outstanding Securities of Triapodi Inc., and such Securities will, as of the Closing, be free and clear of any and all Liens (other than restrictions under the Securities Act or applicable securities Law). All of such Securities have been duly authorized and are validly issued, fully paid, and non-assessable, free and clear of all Liens, and have been issued in compliance with applicable Law. Except for such Securities, Triapodi Inc. does not have any Securities issued or outstanding. No Securities of Triapodi Inc. are subject to, or have been issued in violation of, preemptive or similar rights. All issuances, sales, or repurchases by Triapodi Inc. of its Securities have been effected in compliance with all applicable foreign, federal and state securities Laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting Securities of Triapodi Inc.

(d)           There are no authorized or outstanding subscriptions, Options, rights (conversion, preemptive, or otherwise), warrants, calls, convertible securities, or commitments or any other arrangements or agreements of any nature whatsoever to which the Company or Triapodi Inc. is a party requiring the issuance, conversion, registration, voting, sale, or transfer of any Securities of Triapodi Inc., or any synthetic equity, including, phantom stock, profits participation, or stock appreciation rights or any securities convertible, directly or indirectly, into Securities of Triapodi Inc., or evidencing the right to subscribe for any Securities of Triapodi Inc., or giving any Person any rights with respect to any Securities of Triapodi Inc.

(e)           Section 2.3(e) of the Disclosure Schedule sets out, as of the date of this Agreement, a true, correct and complete list of any and all Company Options or warrants to acquire shares of the Company which were issued by the Company, including the following details: number and class of shares in the Company subject to each such Option, the number of such Options that are vested, the number of such Options that are unvested, the date of grant, the vesting commencement date, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the expiration date, the plan under which such Option was granted, with respect to Options granted to Israeli taxpayers, whether each such Option was granted and is subject to tax pursuant to Section 3(i) of the Ordinance or Section 102 and specifying the subsection of Section 102 pursuant to which the Option was granted and is subject to tax and whether an election was made to treat such Option under the capital gains route or ordinary income route and, where relevant, the date on which the Option granted pursuant to Section 102(b)(2) of the Ordinance was deposited with the Israeli trustee (both with respect to the deposit of the board resolution and the deposit of the option agreement), and the residence of the holder of the Option.

2.4            No Violation. Except as set forth on Section 2.4 of the Disclosure Schedule and subject to the receipt of the consents and to the filing of notices in each case, as contemplated by Section 2.5, neither the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party, nor the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) (a) violate, conflict with, or constitute a default under, the Organizational Documents of the Company or any of its Subsidiaries, (b) violate, conflict with, or result in a Breach of, constitute a default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under any of the terms, conditions or provisions of any Material Contract, or result in, require or permit the creation or imposition of any Lien of any nature upon or with regard to the Company Securities, the Company or any of its Subsidiaries, or any of their respective assets, or (c) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of the Permits held by the Company or any of its Subsidiaries, or give any Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any such Permit.

2.5            Consents.

(a)            Except as set forth on Section 2.5(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party, nor the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) require any notice, filing, permit, exemption, registration or consent (collectively, the “Third Party Consents”) whether under any of the terms, conditions, or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound or otherwise.

(b)            Except for (i) the consents required pursuant to the Permits held by the Company or any of its Subsidiaries and listed on Section 2.5(b)(i) of the Disclosure Schedule, and (ii) any other filings listed on Section 2.5(b)(ii) of the Disclosure Schedule, no consent of permit, or exemption from, or notification, declaration, filing, or registration to or with, any Person or Authority (collectively, the “Governmental Consents”) is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, (A) would result in a material violation of any Law or Permit, (B) would result in any material liability to the Company or any of its Subsidiaries, or (C) would prohibit the consummation of the transactions contemplated hereby and thereby.

2.6            Financial Statements.

(a)           Attached hereto as Section 2.6(a) of the Disclosure Schedule are true, correct, and complete copies of the (i) audited consolidated balance sheets of the Company as of December 31, 2017, December 31, 2018 and December 31, 2019 (the “Balance Sheets”), and the related audited consolidated statements of income, stockholders’ equity, and cash flows of the Company for the fiscal years ended December 31, 2017, December 31, 2018, and December 31, 2019 (collectively, with the Balance Sheets, the “Annual Financial Statements”), and (ii) unaudited consolidated balance sheet of the Company as of December 31, 2020 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of income, stockholders’ equity, and cash flows of the Company for the twelve (12) months ended December 31, 2020 (collectively, with the Latest Balance Sheet, the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been based upon and are consistent in all material respects with the information contained in the Company’s books and records. The Financial Statements fairly present the consolidated financial condition of the Company, as of the dates thereof, and the cash flows and results of operations of the Company, for the periods related thereto, in all material respects and have been prepared in accordance with GAAP in a manner consistent with the past practice of the Company (except as may be indicated therein or in the notes thereto), subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements).

(b)           Section 2.6(b) of the Disclosure Schedule sets forth a true, correct, and complete list of the Indebtedness comprising the Indebtedness Payoff Amount and the corresponding Closing Indebtedness Holders of such Indebtedness.

(c)           There is no Person that has guaranteed any Indebtedness, obligation or liability of the Company or any of its Subsidiaries or for the benefit of the Company or any of its Subsidiaries for the periods covered by the Financial Statements other than as set forth in the Financial Statements.

2.7            Accounts Receivable. All accounts receivable of the Company and its Subsidiaries that are reflected on the Latest Balance Sheet and the accounts receivable arising after the Latest Balance Sheet Date (collectively, the “Company Accounts Receivable”) represent or will represent at Closing valid obligations arising from sales actually made or services actually performed by the Company and its Subsidiaries in the Ordinary Course of Business and are current and collectible net of the reserves therefor shown on the Financial Statements (which reserves are adequate and consistent with the past practice of the Company). To the Knowledge of the Company, there is no contest, Claim, or right of set-off, other than returns in the Ordinary Course of Business, with respect to any Company Account Receivable relating to such Company Account Receivable, subject to the reserves therefor shown on the Financial Statements.

2.8            Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements neither the Company nor any of its Subsidiaries has any material liability, except for liabilities (a) that are accrued for or reserved against in the Latest Balance Sheet, (b) that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business and that are not, individually or in the aggregate, material in amount, (c) Transaction Expenses or (d) that are otherwise disclosed on Section 2.8 of the Disclosure Schedule in each case, none of which results from, arises out of, relates to, or was caused by any Breach of Contract, tor, or violation of Law.

2.9            Absence of Certain Changes. Since the Latest Balance Sheet Date, other than those transactions contemplated by this Agreement and except as set forth on Section 2.9 of the Disclosure Schedule, there has not been with respect to the Business or the Company or any of its Subsidiaries, any:

(a)           Material Adverse Effect either individually or in the aggregate;

(b)          Amendment to any Organizational Documents of the Company or any of its Subsidiaries;

(c)          damage, destruction or loss, whether covered by insurance or not, having a cost in excess of $25,000;

(d)         declaration, setting aside, or payment of any dividend or distribution (whether in cash, stock, limited liability company interests or property) in respect of any Securities, or any redemption or other acquisition of such Securities;

(e)          entry into, amendment, termination, or waiver of any material right under any Benefit Plan or employment, severance or termination agreement with any officer, key employee, director, independent contractor, or consultant of the Company or any of its Subsidiaries;

(f)        increase in the compensation or benefits (including severance or termination payments) payable, or to become payable, by the Company or any of its Subsidiaries to any of their respective officers, key employees, directors, independent contractors, consultants, or Affiliates or any adoption of, or increase in, any bonus, equity, severance, insurance, pension, or other Benefit Plan, payment or arrangement made to, for or with any such officers, key employees, directors, independent contractors, consultants or any Affiliate of the Company;

(g)          entry into any Contract not in the Ordinary Course of Business;

(h)          amendment, termination, or waiver of any material right under any Material Contract;

(i)          incurrence of any Indebtedness in connection with the Business in an aggregate amount exceeding $25,000, except unsecured current liabilities incurred in the Ordinary Course of Business and reflected in the Interim Financial Statements;

(j)         change in accounting policies, principles, or methodologies or in the manner the Company keeps its books and records or any change by the Company of its current practices with regard to accounting for sales, receivables, payables, or accrued expenses (including any change in depreciation or amortization policies or rates);

(k)           synthetic lease or similar arrangement or any off-balance sheet financing arrangement;

(l)       capital expenditure or commitment for additions to property and equipment or intangible capital assets in excess of $25,000, individually, or $50,000 in the aggregate;

(m)       other than with respect to this Agreement, sale, assignment, transfer, lease, license, or other disposition of, or agreement to sell, assign, transfer, lease, license, or otherwise dispose of, any asset or property having a value in excess of $25,000 individually, or $50,000 in the aggregate;

(n)           failure to pay and discharge current liabilities or agree with any party to extend the payment of any current liabilities;

(o)           cancellation of any material Indebtedness or Claims;

(p)       adoption or revocation of any material Tax election, adoption or change of any material Tax accounting method, settlement or compromise of any Tax claim or assessment, amendment of any Tax Return, or extension or waiver of any statute of limitation in respect of Taxes; or

(q)           any Contract to consummate any of the foregoing.

2.10            Material Contracts.

(a)           Except as set forth on Section 2.10(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (in each case, to the extent still in effect):

(i)            Contract relating to loans to or from a Representative or Affiliate of the Company;

(ii)       Contract relating to the borrowing of money (whether incurred, assumed, guaranteed or secured by any asset) or the mortgaging, pledging, or otherwise placing a Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries involving an amount in excess of $25,000;

(iii)          Guarantee of any obligation in excess of $25,000;

(iv)          Contract under which the Company or any of its Subsidiaries, individually or in the aggregate, has advanced or loaned any Person amounts involving an amount in excess of $5,000 individually, or $10,000 in the aggregate;

(v)         Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any real property or Tangible Personal Property;

(vi)          Employment, independent contractor, consulting, sales, or commissions Contracts;

(vii)      advertising or marketing Contracts or any similar such agreements which provide for annual payments in excess of $25,000;

(viii)        Contracts providing for “take or pay” or similar unconditional purchase or payment obligations;

(ix)        Contracts (other than purchase orders and similar agreements entered into in the Ordinary Course of Business) for the purchase of any materials, supplies, goods, products, services, or equipment or licensing of rights that requires an annual expenditure by the Company or any of its Subsidiaries, individually or in the aggregate, of more than $25,000 that cannot be terminated on not more than thirty (30) calendar days’ notice without payment of any penalty or other amount;

(x)            partnership, joint venture, or other similar agreement or arrangement with any Persons;

(xi)          Contracts relating to the acquisition of any business (whether by merger, sale of stock, sale of assets, or otherwise) entered into since the inception of the Company or any of its Subsidiaries;

(xii)        Contracts containing covenants regarding exclusivity, non-competition, non-solicitation, most-favored-nations pricing or similar pricing restrictions, or otherwise prohibiting the Company or any of its Subsidiaries from engaging in any line of business or freely conducting its business or competing anywhere in the world;

(xiii)       Contracts for the license, transfer, or sale of technology or other Intellectual Property Rights to or from the Company or any of its Subsidiaries (other than Incidental Licenses);

(xiv)        Contracts (other than those related to employment or severance which have been, or are required to be, disclosed pursuant to Section 2.10(a)(vi) or Section 2.10(a)(xv)) between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any officer, employee, director, independent contractor, Affiliate, or consultant of an Stockholder or the Company or any entity in which any Immediate Family Member of any such Person owns any beneficial interest;

(xv)        Contracts providing for severance, retention, change of control, or other similar payments or any compensation arising or accelerating as a result of the consummation of the transactions contemplated by this Agreement or any other transactions;

(xvi)        Contracts with any Material Customer or any Material Supplier; or

(xvii)     Contracts not otherwise required to be disclosed pursuant to this Section 2.10(a) that are material to the Business or operations of the Company or involves payments to or by the Company or any of its Subsidiaries in excess of $25,000 in any twelve (12) month period;

(xviii)       power of attorney or other similar Contract or grant of agency.

(b)           Each Contract set forth on, or required to be set forth on, Section 2.10(a) of the Disclosure Schedule (each, a “Material Contract”) is in full force and effect, and is valid and enforceable by and against the Company and its Subsidiaries in accordance with its respective terms, subject to the General Enforceability Exceptions. Each of the Company and its Subsidiaries, as applicable, has performed in all material respects all obligations required to be performed by it and is not in receipt of any written Claim of default or Breach under any Material Contract to which the Company or its Subsidiaries is subject (including all warranty obligations or otherwise). No event has occurred which with the passage of time or the fiving of notice or both would result in a default, Breach, or even of non-compliance under any Material Contract to which the Company or any of its Subsidiaries is subject (including all restrictive covenants). To the Knowledge of the Company, each counterparty to any such Material Contract has performed in all material respects all obligations required to be performed by it and is not in default under or in Breach of nor in receipt of any written Claim of default or Breach under any such Material Contract.

(c)            The Company is not a party to any Government Contract.

(d)            The Company has delivered or made available to the Purchaser true, correct, and complete copies of all the Material Contracts.

2.11            Title and Related Matters.

(a)            Except as set forth in Section 2.11(a) of the Disclosure Schedule, the Company and its Subsidiaries has good and marketable title to all material tangible property and other tangible assets reflected in the Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens, except as reflected in the Financial Statements and Permitted Liens.

(b)            Except for ordinary wear and tear, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (“Tangible Personal Property”) owned by the Company and its Subsidiaries are in good operating condition and repair, and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(c)          The Tangible Personal Property currently owned or leased by the Company and its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business as currently conducted.

2.12           Real Property. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. Schedule 2.12 contains a true and complete list of all leases, subleases and occupancy agreements, together with any amendments thereto (the “Real Property Leases”), with respect to all real property leased, subleased or otherwise used or occupied by the Company and its Subsidiaries (the “Real Property”).  The Real Property Leases are in full force and effect, and the Company and its Subsidiaries hold a valid and existing leasehold interest under each such Real Property Lease, subject to the application of any bankruptcy or creditor’s rights Laws, and subject to Permitted Liens.  The Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them and are not in receipt of any written Claim of default or Breach under any Real Property Lease. No event has occurred which with the passage of time or the giving of notice or both would result in a default, Breach, or event of a non-compliance under any Real Property Lease. To the Knowledge of the Company, each counterparty to any such Real Property Lease has performed in all material respects all obligations required to be performed by it and is not in material default under or in Breach of nor in receipt of any written Claim of default or Breach under any such Real Property Lease. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Real Property or any portion thereof.

2.13            Litigation. Except as set forth on Section 2.13 of the Disclosure Schedule, there are (a) no Actions pending involving or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) no Actions pending involving or, to the Knowledge of the Company, threatened against any employee, officer, director, or manager, as applicable, of the Company or any of its Subsidiaries, in their capacities as such. Except as set forth on Section 2.13 of the Disclosure Schedule, there are no outstanding Orders of any Authority by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound. Section 2.13 of the Disclosure Schedule set forth a true, correct, and complete list each Order issued against the Company or any of its Subsidiaries or any of their respective officers or directors in their capacities as such within the three (3) years prior to the date hereof which contained payment obligations in excess of $25,000 on the part of the Company or any of its Subsidiaries or any of their respective officers or directors in their capacities as such.

2.14            Tax Matters.

(a)            Each of the Company and its Subsidiaries has timely filed (taking into account available extensions of time to file) all Tax Returns required to be filed with respect to the Business or the Company or any of its Subsidiaries on or before the Closing Date with the appropriate Taxing Authority. Each such Tax Return was prepared in substantial compliance with applicable Law and is true, correct, and complete in all material respects. Each of the Company and its Subsidiaries has timely paid and discharged all Taxes required to be paid by the Company and its Subsidiaries (whether or not shown on any such Tax Return). The Company and its Subsidiaries are not currently the beneficiary of any extension of time, other than automatic extensions of time, within which to file any Tax Return or pay any Tax. Each of the Company and its Subsidiaries has withheld, collected, and paid over to the appropriate Taxing Authority, or is properly holding for such payment, all Taxes required by Law to be withheld or collected from any payments made or deemed made to any Person. For the avoidance of doubt, such payments include all payments and deemed payments for the exercise, conversion, repayment and cancellation of stock options, warrants, convertible securities, and convertible debt and equity equivalents of the Company.

(b)            Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement, other than any Ordinary Course Agreement.

(c)            Triapodi Inc. has not ever filed a consolidated federal income Tax Return with any other Person. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Law, as a transferee or successor, by Contract, or otherwise, in each case, other than under any Ordinary Course Agreement.

(d)           Neither the Company nor any of its Subsidiaries has been notified that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no action, suit, investigation, Claim or assessment is pending or, to the Knowledge of the Company, proposed with respect to any alleged deficiency in Taxes. Except as and to the extent shown on Section 2.14(d) of the Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Taxing Authority against the Company or any of its Subsidiaries.

(e)            Neither the Company nor any of its Subsidiaries has (and no Stockholder has, on behalf of the Company) (i) waived any statute of limitations in respect of any Taxes, or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension remains in effect or (ii) executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law.

(f)          True, correct, and complete copies of all federal, state, local, and foreign income Tax Returns and all material non-income Tax Returns filed by the Company and its Subsidiaries for taxable periods beginning on or after January 1, 2016, and all material examination reports, statements of deficiencies and communications between the Company or any of its Subsidiaries or any of its Representatives and any Taxing Authority relating to Taxes for taxable periods beginning on or after January 1, 2016, have been provided to the Purchaser.

(g)            Since January 1, 2016, no written Claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(h)          There are no Liens on any of the assets of the Company or any of its Subsidiaries relating to any Taxes existing, threatened or pending, other than Liens for Taxes not yet due and payable.

(i)         The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries has participated in a reportable transaction subject to Treasury Regulation Section 1.6011-4(a) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a “tax avoidance transaction” and identified by notice, regulation, or other form of published guidance. None of the Company or any of its Subsidiaries participate, have ever participated in, engage or have ever engaged in any transaction listed in Section 131(g) of the Ordinance and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder (or any comparable provision of state, local or foreign Law) or is subject to reporting obligations under Sections 131D and 131E of the Ordinance or similar provisions under the Israel Value Added Tax Law of 1975.

(j)            Neither the Company nor any of its Subsidiaries will be required to include any items of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code, or (vi) deferred revenue accrued or prepaid amount received on or prior to the Closing Date.

(k)           Neither the Company nor any of its Subsidiaries has an office or fixed place of business or a permanent establishment in any country other than the country in which it is organized.

(l)             Each employee and independent contractor of the Company and its Subsidiaries has been properly classified for all purposes under the Code, ERISA, and any applicable state Law equivalents.

(m)          Each of the Company and its Subsidiaries is, and has at all times since formation been, properly classified as a C corporation for federal (and, where applicable, state and local) income Tax purposes.

(n)           Neither the Company nor any of its Subsidiaries is, or has been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. None of the Company or any of its Subsidiaries are, or have ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(o)           Neither the Company nor any of its Subsidiaries has ever made any election to be treated or claimed any benefits as “Beneficial Enterprise” (Mifaal Mutav) or otherwise nor did it take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” (Mifaal Technology Muadaf) or otherwise under the Law for Encouragement of Capital Investments, 1959.

(p)            Section 2.14(p) of the Disclosure Schedule lists all tax exemptions, tax holidays and other tax reduction agreements, arrangements and orders applicable to the Company and its Subsidiaries (“Tax Incentives”). The Company and the Subsidiaries are in compliance with the requirements for availing themselves of all such Tax Incentives. The transactions contemplated in this Agreement will not have any adverse effect on: (i) the validity and effectiveness of any Tax Incentives; and (ii) the continued qualification for the Tax Incentives or the terms or duration thereof or require any recapture of any previously claimed incentive under such Tax Incentives.

(q)         Except as set forth on Section 2.14(q) of the Disclosure Schedule, the prices and terms for the provision of any related party transaction as defined in the relevant transfer pricing laws entered into by the Company or its Subsidiaries are at arm’s length for purposes of such laws and all related documentation required by such laws has been timely prepared and retained. The Company and its Subsidiaries comply, and have always been compliant with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder.

(r)             None of the Company nor any of its Subsidiaries are subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(s)           The Company and its Israeli Subsidiaries are duly registered for the purposes of Israeli value added tax and have complied in all respects with all requirements concerning value added Taxes (“VAT”). The Company and its Israeli Subsidiaries (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by them, (ii) have collected and timely remitted to the relevant Taxing Authority all output VAT which they are required to collect and remit under any applicable Law; and (iii) have not received a refund or credit for input VAT for which they are not entitled under any applicable Law. The non-Israeli Subsidiaries of Company are not required to effect Israeli VAT registration.

(t)         Since its incorporation, neither the Company nor any Subsidiary has received or is subject to any Tax ruling, “Tax decision” (Hachlatat Misui) or has entered into any agreements with, any Taxing Authority.

(u)           The Company Option Plan qualifies as a capital gains route plan under Section 102(b)(2) of the Ordinance and was filed as such with the ITA. All Section 102 Shares and Section 102 Company Options were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Ordinance and the written requirements and guidance of the ITA, including: the filing of the necessary documents with the ITA, the grant of Section 102 Company Options only following the lapse of the required 30 day period from the filing of the Company Option Plan with the ITA, the receipt of the required written consents from the Option Holders, the appointment of an authorized trustee to hold the Section 102 Company Options and Section 102 Shares, the granting of Section 102 Company Options only to employees and officers of the Company that are not controlling shareholders of the Company as such term is defined in Section 32(9) of the Ordinance, the receipt of all required tax rulings and the due deposit of such Company Options and Company Ordinary Shares with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012. The Company has complied with all applicable Tax Laws and requirements in connection with the exercise and/or sale of any Company Option granted under Section 3(i) of the Ordinance and has withheld all Taxes that should have been required to be withheld in connection therewith under applicable Tax Laws.

2.15          Compliance with Laws; Permits. Each of the Company and its Subsidiaries (a) has all material Permits necessary for the conduct of the Business as presently conducted (which such Permits are set forth on Section 2.15 of the Disclosure Schedule) (“Business Permits”), (b) has been for the last three years and is presently in compliance in all material respects with respect to the operation of the Business with all applicable Laws and Orders, and (c) during the last three (3) years, has not received any written notice alleging that it has failed to hold any such Permits. Each of the Company and its Subsidiaries possesses each Business Permit and each such Business Permit is in full force and effect and, to the Knowledge of the Company, no restriction, suspension, or cancellation of any Business Permit is threatened. Each of the Company and its Subsidiaries has been and is presently in compliance in all material respects with the terms and conditions of the Business Permits and has not received any written notices that it is in violation of any of the terms or conditions of any Business Permits.

2.16            Privacy Laws.

(a)            Except as set forth on Section 2.16(a) of the Disclosure Schedule, each of the Company and its Subsidiaries is conducting and has conducted at all times its business in compliance in all material respects with all applicable Laws governing the privacy, security, transfer, processing confidentiality, or breach of “personal information” (or similar terms such as “personally identifiable information,” “personal data” or “sensitive personal information,” as defined by applicable Laws) (“Personal Information”), and/or records generated, collected, processed or otherwise used by the Company in the course of providing its services (including but not limited to the EU General Data Protection Regulation and the California Consumer Privacy Act and the Israeli Protection of Privacy Law, 5741-1981 and the implementing regulations) (collectively, the “Privacy Laws”).

(b)            Except as set forth on Section 2.16(b) of the Disclosure Schedule, there have been no written complaints made to the Company or, to the Knowledge of the Company, investigations or other inquiries by any Authority or any customer or supplier of the Company with respect to Privacy Law compliance by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of their respective subcontractors. None of the Company or any of its Subsidiaries or to the Company’s Knowledge, any of its subcontractors, has experienced any “breach of security” (or similar terms such as “breach of security of the system”) as defined by the Privacy Laws with respect to Personal Information.

(c)          Except as set forth on Section 2.16(c) of the Disclosure Schedule, the Company and its Subsidiaries complied with any and all licensing and/or database registration requirements, as applicable, under Privacy Laws.

2.17            ERISA.

(a)           For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), as well as each other employment, independent contractor, consultant, pension, retirement, profit sharing, savings, deferred compensation, incentive, bonus, performance award, phantom equity, equity compensation, profits interest, fringe benefit, employee assistance, severance or termination, welfare, health, dental, vision, life insurance, disability, Code Section 125 cafeteria, sick pay, vacation, paid time off, retention, change in control, and other similar plan, program, agreement, policy or arrangement, written or unwritten, whether or not subject to ERISA, sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or an ERISA Affiliate for the benefit of its employees, former employees, officers, directors, retirees, independent contractors, consultants, or any spouse or dependent of such individuals, or with respect to which the Company or any of its Subsidiaries or an ERISA Affiliate has any liability, contingent or otherwise. Each material Benefit Plan is listed on Section 2.17(a) of the Disclosure Schedule.

(b)            The Company has provided to the Purchaser true, correct, and complete copies of all Benefit Plans and summary plan descriptions. Each Benefit Plan (and each related trust, insurance contract or fund) is in material compliance with applicable Law (including ERISA and the Code) and has been maintained, administered, funded and operated in all material respects in accordance with its terms and applicable Law. Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service and the Company, its Subsidiaries and its ERISA Affiliates are entitled to rely on such favorable determination or opinion letter and, to the Knowledge of the Company, nothing has occurred that could adversely affect the qualified status of any such Benefit Plan.

(c)           None of the Company, nor any of its Subsidiaries nor any entity treated as a single employer with the Company for purposes of Section 414 of the Code or Section 4001 of ERISA (each an “ERISA Affiliate”) has ever (i) maintained, contributed to or had any liability with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (ii) contributed to, been obligated to contribute to or had any liability with respect to a multi-employer plan (as described in Section 4001(a)(3) of ERISA) or a multiple employer plan (as described in Section 413(c) of the Code) or (iii) contributed to, sponsored, or maintained any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries or any ERISA Affiliate (or may be incurred by reason of any transaction described in Section 4069 of ERISA). No liability, Claim, action or litigation, has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Benefit Plan (other than routine Claims for benefits payable in the ordinary course, and appeals of denied Claims).

(d)            All premiums, contributions, or other payments required to have been made by Law or under the terms of any Benefit Plan or any Contract relating thereto as of the Closing Date have been timely made within the periods prescribed by ERISA and the Code to each such Benefit Plan in all material respects and all contributions for any period ending on or before the Closing Date which are not yet due have been made to such Benefit Plan or accrued in the books and records of the Company in accordance with the past custom and practice. All reports, returns, and similar documents (including Form 5500 annual reports, summary annual reports and summary plan descriptions) with respect to the Benefit Plans required to be filed with any Authority or distributed to any plan participant have been duly and timely filed or distributed in accordance with the applicable requirements of ERISA, the Code and applicable Law. None of the Company, nor any of its Subsidiaries nor any ERISA Affiliate, nor, to the Knowledge of the Company, any fiduciary of a Benefit Plan, has ever been a participant in a “prohibited transaction” within the meaning of Section 406 of ERISA with respect to any Benefit Plan which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that could result in a material excise tax under the Code or the assessment of a civil penalty under Section 502(i) of ERISA of Section 4975 of the Code. To the Knowledge of the Company, no “fiduciary” (within the meaning of Section 3(21) of ERISA) has any liability for Breach of fiduciary duty with respect to the investment or administration of the assets of any Benefit Plan. No Benefit Plan that is an employee welfare benefit plan as described in Section 3(l) of ERISA (a “Welfare Plan”) provides for medical or death benefits with respect to any employee or former employee of the Company or any of its Subsidiaries after termination of employment, except as required by applicable Law. No Welfare Plan is self-insured. None of the Company nor any of its Subsidiaries nor an ERISA Affiliate has or is reasonably expected to incur or be subject to, any material tax, penalty or other liability that may be imposed under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010. Each Benefit Plan to which the Company or any of its Subsidiaries is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Code Section 409A and any Internal Revenue Service guidance issued thereunder in all material respects.

(e)          Except as set forth in Section 2.17(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan and/or any applicable Law, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan and/or agreement and/or applicable Law, (iv) require any contributions or payments to fund any obligations under any Benefit Plan, (v) result in “excess parachute payments” within the meaning of Section 280(G) of the Code. Neither the Company nor any of its Subsidiaries has any Contract or other obligation to “gross-up”, indemnify or otherwise reimburse any Person for Taxes under Section 4999 or 409A of the Code or any other applicable Law or (vi) result in any payment or benefit becoming due or payable, or required to be provided, to any such employee, officer, director or independent contractor of the Company or any of its Subsidiaries.

2.18            Employees and Related Matters.

(a)           Section 2.18(a)(i) of the Disclosure Schedule sets forth a true, correct, and complete list of all employees of the Company and its Subsidiaries along with the hiring date, work location, job title, hourly or salary rate of compensation (as applicable) (and identifying bonuses target, commission targets, incentive compensation targets and equity-based compensation targets, if any, separately), classification (i.e. exempt or non-exempt), identification of the Company and its Subsidiaries which employs such employee, and status (e.g., part-time, full-time, seasonal or temporary) prior notice entitlement, of each such employee as of the date hereof and any other benefit or entitlement, including overtime payment (including global overtime payment), vacation entitlement and accrued vacation, travel entitlement (e.g., travel pay, car, leased car arrangement and car maintenance payments) sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such employee is subject to the Section 14 Arrangement under the Israeli Severance Pay Law, 1963 (the “Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his or her employment and on the basis of his or her entire salary) and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than employee salaries, and except as set forth on the Section 2.18(a)(ii) of the Disclosure Schedule, the employees of the Company are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculations of any social contributions.

(b)          Except as disclosed on Section 2.18(b)(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any unsatisfied liability to any previously terminated employee. The Company has disclosed to the Purchaser all written employee handbooks, policies and programs applicable to its employees. Except as disclosed on Section 2.18(b)(ii) of the Disclosure Schedule, since the Financial Statement Date, the Company has not made any promise orally or in writing to any such Person of the adoption of any new bonus arrangement or any increase in compensation.

(c)            Except as disclosed on Section 2.18(c)(i) of the Disclosure Schedule, no employee of the Company or any of its Subsidiaries (i) has an employment agreement, (ii) severance and/or separation agreement or (iii) to the Knowledge of the Company is in material violation of any term of any patent disclosure agreement, non-competition agreement, or any other restrictive covenant to or with a third party relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or to the use of Trade Secrets or proprietary information of others. The Company has heretofore provided the Purchaser with copies of all signed agreements with employees identified in this Section 2.18(c)(i). Except as disclosed on Section 2.18(c)(ii) of the Disclosure Schedule, each employee of the Company and its Subsidiaries is employed on an at-will basis.

(d)            Section 2.18(d) of the Disclosure Schedule sets forth (i) all employees holding nonimmigrant H-1B specialty occupation visa/status and (ii) all employees in other nonimmigrant visa classifications. Each of the Company and its Subsidiaries is now, and has been for the past five (5) years, in compliance in all material respects with all applicable Laws governing immigration and work authorization in the United States and maintains a current and valid I-9 Employment Eligibility Verification Form for each employee of the Company and its Subsidiaries in accordance with applicable Laws.

(e)            Except as set forth on Section 2.18(e) of the Disclosure Schedule, each of the Company and its Subsidiaries is not now, and has not ever been, a party to or otherwise bound by any collective bargaining Contract, understanding or other similar agreement with a labor union or labor organization. Each of the Company and its Subsidiaries is not now, and has not ever been, the subject of an actual or, to the Knowledge of the Company, threatened (i) labor strike, labor dispute, walkout, work stoppage, slow-down, or lockout, (ii) proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice, (iii) proceeding by which any individual or entity seeks or sought to compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization, (iv) union organizing campaign involving the employees of the Company or any of its Subsidiaries, or (v) litigation relating to employment matters.

(f)            Except as set forth on Section 2.18(f) of the Disclosure Schedule, (i) each of the Company and its Subsidiaries is, and since December 31, 2016 has been, in compliance in all material respects with all applicable Laws and Orders relating to the employment of workers, and (ii) there are no Claims, charges, complaints, or demands made, pending or, to the Knowledge of the Company, threatened to be made, before any Authority, or under any private dispute resolution procedure, with respect to any alleged violation of any such applicable Laws relating to the employment of workers; (iii) none of the employment policies or practices of the Company and its Subsidiaries is currently being audited or investigated or, to the Knowledge of the Company, subject to imminent audit or investigation, by any Authority; and (iv) since December 31, 2017, no employee or independent contractor of the Company and its Subsidiaries has made any internal complaint concerning unlawful discrimination, harassment, sexual harassment, or retaliation, failure to provide reasonable accommodation, whistleblowing, failure to properly pay wages or other compensation, unfair labor practices or any other alleged violation of Law concerning employment or labor matters. Without limiting the generality of the foregoing: (y) all employees of the Company and its Subsidiaries classified as exempt under the Fair Labor Standards Act, of 1938, as amended, and/or state and/or local wage and hour laws, including the Work and Rest Hours Law, 1951 are and were properly classified; and (z) to the extent any independent contractors are and were used or engaged by the Company or any of its Subsidiaries, all such current and former independent contractors of the Company and its Subsidiaries are (or were, as applicable) rightly classified as such and the Company has properly treated such individuals in accordance with applicable Laws and for purposes of all employee benefit plans, perquisites and any employment entitlement under any applicable Law. Neither the Company nor any of its Subsidiaries is presently, or has ever been, a party to or otherwise bound by any settlement, stipulation, or consent decree with, or citation by, any Authority relating to such applicable Laws. Except as set forth on Section 2.18(f) of the Disclosure Schedule, the Company and its Subsidiaries do not engage any personnel through manpower agencies.

(g)            The Company and its Subsidiaries have paid in full to all of their respective employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, and there is no material claim with respect to the payment of wages, salary or overtime that is now pending or, to the Knowledge of the Company, threatened with respect to any current or former employee of the Company or any of its Subsidiaries. All amounts required to be withheld from employees of the Company and its Subsidiaries have been paid to the appropriate Authority.

(h)           Neither the Company nor any of its Subsidiaries has terminated or announced the termination of any employee because of or in anticipation of the transactions contemplated by this Agreement that would trigger any liability pursuant to the WARN Act or any state equivalent.

(i)            To the Knowledge of the Company, within the last five (5) years: (i) no allegation of sexual harassment has been made against any current or former employee or consultant of the Company or any of its Subsidiaries who serves as an executive officer of the Company; and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment made by an employee or independent contractor of the Company or any of its Subsidiaries.

(j)            Except as set forth on Section 2.18(j) of the Disclosure Schedule, to the Knowledge of the Company, none of the executive officers, management employees or key employees of the Company or any of its Subsidiaries has provided written notice to the Company or any of its Subsidiaries that he or she intends to resign or retire in connection with or as a result of the transactions contemplated by this Agreement.

(k)           Solely with respect to employees who reside or work in Israel or are employed by the Company (“Israeli Employees”): (i) neither the Company nor any of its Subsidiaries has or is subject to, and no Israeli Employee of the Company or any of its Subsidiaries benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employers in Israel); (ii) the Company’s or its applicable Subsidiary’s obligations to provide severance pay, vacation and contributions to any pension arrangement or provident fund (including, inter alia, pension plans, managers’ insurance policy, study fund and loss of earning insurance) to its Israeli Employees pursuant to applicable Law and any other source have been fully funded or, if not required to be fully funded, are accrued on the Company’s financial statements; (iii) without derogating from the generality of the above, the Section 14 Arrangement applies to all Israeli Employees as of their start date of employment with the Company or any of its Subsidiaries based on their entire determining salary; and (iv) the Company and the Company’s Subsidiaries are in compliance with all applicable Law, regulations, permits and Contracts relating to employment, employment practices, wages, bonuses, commissions and other compensation matters and terms and conditions of employment related to its Israeli Employees, including The Advance Notice of Discharge and Resignation Law (5761 2001), The Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002, The Prevention of Sexual Harassment Law (5758 1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Salary Protection Law, 1958, The Law for Increased Enforcement of Labor Laws, 2011 and The Employment of Employee by Manpower Contractors Law (5756 1996). To the Knowledge of the Company, the Company and its Subsidiaries have not engaged any Israeli Employees whose employment would require special approvals from any Authority. Except for matters that have not resulted in and would not, individually or in the aggregate, result in material liabilities to the Company and its Subsidiaries, taken as a whole, (A) all amounts that the Company and the Company’s Subsidiaries are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Authority as required by the Ordinance and Israeli National Insurance Law - 1995 or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and (B) the Company and the Company’s Subsidiaries do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due).

2.19          Intellectual Property.

(a)           Section 2.19(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all: (i) registered Intellectual Property Rights owned (or purported to be owned) by the Company and its Subsidiaries and (ii) material unregistered Intellectual Property Rights owned by the Company and its Subsidiaries. The foregoing Intellectual Property Rights and the Technology owned by the Company or its Subsidiaries or owned by third parties and licensed to the Company or its Subsidiaries and which Technology is used in the conduct of the operations of the Company and its Subsidiaries is referred to collectively as the “Business Intellectual Property”. The Company is either the owner of all right, title, and interest in and to, or has a valid right to use for the conduct of the business of the Company and its Subsidiaries as currently conducted consistent with past practices, all Business Intellectual Property. All Business Intellectual Property which is owned by the Company and its Subsidiaries is owned free and clear of all Liens, other than Permitted Liens. All of the Business Intellectual Property constitutes all Intellectual Property Rights and Technology that are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted consistent with past practices and as currently planned to be conducted.

(b)           Except as set forth on Section 2.19(b) of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has received any written notice, or (to the Knowledge of the Company) has been threatened with a Claim, alleging the infringement, misappropriation, or other violation of any Intellectual Property Rights or other proprietary rights of any other Person; (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has or does presently infringe, misappropriate, or violate any Intellectual Property Rights or other proprietary rights of any other Person; and (iii) to the Knowledge of the Company, the operation of the Business as currently conducted consistent with past practices has not infringed, misappropriated, or violated and does not infringe, misappropriate, or violate any Intellectual Property Rights or other proprietary rights of any other Person. To the Knowledge of the Company, no Business Intellectual Property owned by the Company or any of its Subsidiaries is being infringed, misappropriated, or otherwise violated by any Person. The Company or any of its Subsidiaries has not made any claim against any Person alleging any infringement, misappropriation, misuse or violation of any Business Intellectual Property and has not invited any Person to take a license with respect to any Business Intellectual Property.

(c)           All Intellectual Property Rights owned by the Company and its Subsidiaries and which are registered with, or for which applications are pending before, the United States Patent and Trademark Office or other similar Authority anywhere in the world are currently in compliance in all material respects with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and are not subject to any registration, maintenance or renewal fees or actions falling due within 90 days after the Closing Date and, with respect to such Intellectual Property Rights that are registered, are valid and enforceable. No Intellectual Property Rights owned by the Company and the Subsidiaries have been or are now involved in any opposition, invalidation, or cancellation proceeding after issuance and, to the Knowledge of the Company, no such action is threatened with the respect to any such Intellectual Property Rights.

(d)           The Company and its Subsidiaries have, and after the Closing will have, at least a non-exclusive right to use any code incorporated into Company software that was not specifically written or developed for use in such software (“Preexisting Code”) and there are no third party rights to such Preexisting Code that will interfere with the ownership and use of such software by the Company and its Subsidiaries. Section 2.19(d) of the Disclosure Schedule lists all Open Source Software that is included in or forms a part of any Company Products (along with the name and version of the Open Source License). All use and distribution of Company Products is in compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. The Company has not incorporated any Open Source Software into, or linked or distributed any Open Source Software with, any Company Product, in a manner that requires or purports to require any Company Product, or any portion thereof, to be subject to a Limited License. A “Limited License” is an Open Source License that, as a condition of use of the Open Source Software, does: (a) prohibit or restrict the Company’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any software included in the products or services of the Company or any of its Subsidiaries; (b) require the distribution or making available of source code of any software included any Company Products; (c) except as specifically permitted by applicable Law, grant any right to any Person (other than the Company) or otherwise allow any such Person to decompile, disassemble or otherwise reverse-engineer any software included in any Company Products; (d) require the licensing of any software included in any Company Products for the purpose of making derivative works; or (e) restrict the Company’s ability to place restrictions on software included in any Company Products. By way of clarification but not limitation, the term “Limited Licenses” shall include: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or Affero General Public License (AGPL). The Software listed on Section 2.19(d) of the Disclosure Schedule is hereinafter referred to, collectively, as “Limited License Software.” None of the proprietary portion of the products or services of the Company and its Subsidiaries constituting software is subject to any Limited License or incorporates or is distributed with any Limited License Software. Neither the Company or its Subsidiaries nor any of their employees or contractors in the context of their employment or engagement (i) is or was a contributor with respect to any open source projects or (ii) has licensed or made available any Company Products under any Open Source License.

(e)           To the Knowledge of the Company, no portion of any Company Product contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as those terms are commonly understood in the software industry) or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the relevant licensee or customer of the applicable product or service of the Company or any of its Subsidiaries (“Contaminants”). The Company has not introduced any, and has taken reasonable steps designed to prevent the introduction of Contaminants into Company Products.

(f)            With respect to each Trade Secret owned by the Company and its Subsidiaries that are held as of the date of this Agreement as a trade secret (as defined in the Uniform Trade Secrets Act), the Company has taken precautions reasonable under the circumstances to protect such Trade Secret’s secrecy and confidentiality. No such Trade Secret, to the Knowledge of the Company, has been misused, divulged, or misappropriated by any third Person or used to the detriment of the Company or any of its Subsidiaries. No such Trade Secret is subject to any adverse Claim currently pending nor has any adverse Claim been threatened in writing with respect to any such Trade Secret and, to the Knowledge of the Company, there is no reasonable basis therefor.

(g)           The Company and its Subsidiaries own, or has the right to use pursuant to an enforceable Contract, the Technology and Intellectual Property Rights necessary to operate the Business as currently conducted in accordance with past practices. Each item of Technology or Intellectual Property Rights that the Company and its Subsidiaries owned or used immediately prior to the Closing will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing. The Company and its Subsidiaries have taken all reasonable action to maintain and protect each item of Technology or Intellectual Property Rights that it owns or uses.

(h)           For each item of Business Intellectual Property owned by the Company and its Subsidiaries that is listed on Section 2.19(a) of the Disclosure Schedule, the Company has made available to the Purchaser (or its counsel) correct and complete copies of all material written documentation evidencing ownership and prosecution (if applicable) of each such item of Business Intellectual Property. With respect to each such item of Business Intellectual Property:

(i)            the Company and its Subsidiaries possesses all right, title, and interest in and to the item, free and clear of any Lien, other than Permitted Liens;

(ii)           the item is not subject to any outstanding Order; and

(iii)          no Claim is pending or threatened (and to the Knowledge of the Company there is no basis therefor) which challenges the enforceability, use, or ownership of the item.

(i)            Section 2.19(i)(1) of the Disclosure Schedule identifies each item of Business Intellectual Property (other than standard, commercially available off-the-shelf software licensed to the Company and requiring payments of up to US$5,000 per license per annum) that any other Person owns or has rights to and that the Company or any of its Subsidiaries licenses for use. Section 2.19(i)(2) of the Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has granted to a third party rights under or with respect to any of its Business Intellectual Property or any Company Product, other than Incidental Licenses. The Company has made available to the Purchaser correct and complete copies of all such Contracts with respect to such use as amended to date. With respect to the Contracts (x) related to each item of Business Intellectual Property required to be identified in (1) Section 2.19(i)(1) of the Disclosure Schedule, the statements in clauses (i) through (viii) below are true and correct, and (2) Section 2.19(i)(2) of the Disclosure Schedule, the statements in clauses (i) through (iv) below are true and correct and (y) related to each item of computer software available on a retail basis:

(i)            the Contract is enforceable;

(ii)           the Contract will continue to be enforceable on identical terms following the consummation of the transactions contemplated hereby while it remains an active Contract of the Company or a Subsidiary thereof;

(iii)          neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no counter-party is) in material Breach of such Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material Breach thereunder;

(iv)          no party to the Contract has, to the Knowledge of the Company, repudiated any provision thereof;

(v)           with respect to each sublicense Contract, to the Company’s Knowledge, the representations and warranties set forth in Sections 2.19(h)(i) through (iii) are true and correct with respect to the underlying license Contract;

(vi)          the underlying item of Technology or Intellectual Property Right is, to the Knowledge of the Company, not subject to any outstanding Order;

(vii)         no Claim is to the Knowledge of the Company, pending or threatened (and to the Knowledge of the Company there is no particular reason to expect any such Claim) that challenges the enforceability of the underlying item of Intellectual Property Right; and

(viii)        neither the Company nor any of its Subsidiaries has granted any sublicense with respect to the Technology or Intellectual Property Right licensed by the Company or a Subsidiary thereof under the Contract.

(j)            Except as set forth on Section 2.19(j) of the Disclosure Schedule, all former and current employees and contractors of the Company and its Subsidiaries have executed written Contracts with the Company or its applicable Subsidiary that (i) appropriately protects the confidentiality of all Confidential Information disclosed to or otherwise obtained, accessed or created by such employees or contractors, (ii) irrevocably assigns to the Company or such Subsidiary all rights, title and interest in and to any Intellectual Property Rights or Technology created or developed by such employees and contractors (alone or with others) in the course of performing their work for the Business, (iii) waives of any and all moral rights (to the extent possible under applicable Law) such employees and contractors may possess in such Intellectual Property Right or Technology, and (iv) includes an express waiver of any rights to receive compensation in connection with “Service Inventions” under section 134 of the Israeli Patent Law, 1967 (“Invention Assignment Agreements”). No current or former employee or contractor of the Company or any Subsidiary has ever excluded any Intellectual Property Right or Technology from any Invention Assignment Agreement executed by such person. No employee of the Company or any of its Subsidiaries has, to the Knowledge of the Company, entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work at the Company or any of its Subsidiaries to any Person other than the Company or its Subsidiaries. Without prejudice to the provisions pertaining to the AOD Assets and the AOD Patent, none of the Business Intellectual Property or Company Products is owned or claimed to be owned (partly or wholly) by any current or former owner, stockholder, manager, partner, director, executive, officer, employee or contractor of the Company or any of its Subsidiaries nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

(k)           Set forth on Section 2.19(k) of the Disclosure Schedule are all Internet domain names registered by the Company, its Subsidiaries and their respective Representatives and currently used in the Business (“Domain Names”). The Company or its Representatives is the registrant of all Domain Names, and all registrations of Domain Names are in effect until such dates as set forth on Section 2.19(k) of the Disclosure Schedule. To the Knowledge of the Company, no action has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, registration therefor or the right of the Company to use a Domain Name. To the Knowledge of the Company, the Company has a valid registration to the Domain Names.

(l)            Each of the Company and its Subsidiaries has taken precautions consistent with applicable industry standards and reasonably designed to protect the security (both logical and physical), as applicable, of the computer hardware and other information technology assets owned, licensed, or used in the business of the Company and its Subsidiaries (collectively, “Company IT Assets”) from any unauthorized use, access, or interruption by any other Person. The Company IT Assets constitute all information technology equipment and systems necessary to, and operate and perform as currently required for the Company and its Subsidiaries to, conduct the business in the manner in which it is presently conducted. Each of the Company and its Subsidiaries has implemented, maintains, and uses commercially reasonable back up, security and disaster recovery technology and procedures consistent in all respects with applicable regulatory standards and applicable industry standards and practices and the terms of their Contracts with customers and suppliers. The Company IT Assets used in the hosting of the production version of the software products and services of the Company and its Subsidiaries have not materially malfunctioned or failed in any manner that materially and adversely disrupted their commercial availability during the three (3) years prior to the Closing Date.

(m)          Source Code. The Company has not: (i) disclosed, delivered or licensed, or permitted the disclosure, delivery or license of, any software code include in Company Products (or part thereof) in source code form to any Person, whether through or from the Company, any escrow agent or any other Person, (ii) granted, and is not required to grant, any Person any rights, contingent or otherwise, to access or receive any software code included in Company Products in source code form, and (iii) entered into any escrow arrangement with respect to any software code included in Company Products. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such source code to any Person who is not, as of the date hereof, an employee of the Company who has executed an Invention Assignment Agreement.

(n)           Grants. The Company and its Subsidiaries have not (a) applied for, accepted, been notified in writing that it has been approved for, elected to participate in or received or become subject to or bound by any requirement or obligation relating to any Grants from any Governmental Authority, including (i) Grants from the Israeli National Authority for Technological Innovation, formerly known as the Office of Chief Scientist of the Israeli Ministry of Economy and Industry of the State of Israel, (ii) “Approved Enterprise Status” granted by the Investment Center, (iii) Grants from the Israeli Fund for the Promotion of Marketing and (iv) Grants from the ITA, the State of Israel, the BIRD Foundation and other bi-national or multi-national grant programs for the financing of research and development or other similar funds, the European Union and the Fund for Encouragement of Marketing Activities of the Israeli Government or (b) amended or terminated, or waived any material right or remedy related to, any Grant. No Governmental Authority is entitled to receive any royalties or other payments from the Company with respect to any Business Intellectual Property or Company Products.

(o)           Funding; Resources. No (a) funding, personnel or facilities of any Governmental Authority, university, college, hospital or other academic or educational institution or research center (collectively, “Institutions”) or (b) funding from any Person (other than funds received in consideration for the Company Securities) were used in the development of any Business Intellectual Property or Company Product. No Institutions have any rights in or with respect to any Business Intellectual Property or Company Product. No current or former employee or contractor of the Company or any Subsidiary, who was or is involved in, or who contributed or contributes to, the creation or development of any Business Intellectual Property or Company Product, performed services for, attended or was employed by or was under a scholarship from any Institution during a period of time during which such employee, non-employee director or officer, consultant or independent contractor was also performing services for the Company or any Subsidiary. Without limiting the generality of the foregoing, no current or former employee, non-employee director or officer, consultant or independent contractor of the Company or any Subsidiary who was involved in, or who contributed to, the creation or development of any Business Intellectual Property or Company Product was employed by or has performed services (either directly or as the employee of a sub-contractor providing services) for, or was subject to any regulations, guidelines and/or directive of, the Israel Defense Forces or the Israel Ministry of Defense during a period of time during which such employee or contractor was also involved in, or contributing to, the creation or development of any Business Intellectual Property or Company Product, or during the twelve-month period immediately prior to his or her employment or engagement with the Company or any Subsidiary, other than reserves duty.

2.20          Environmental Matters. Neither the Company nor any of its Subsidiaries has received any written communication from an Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law. Each of the Company and its Subsidiaries is and for the previous five (5) years has been in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for the disposal of, transported, handled, released or exposed any Person to any Hazardous Substance, or owned or operated any property or facility in a manner that has given or would be reasonably expected to give rise to a material liability under any Environmental Law. To the Knowledge of the Company, (i) the Real Property has been operated and maintained in compliance with applicable Environmental Laws and (ii) no Real Property contains any friable or damaged asbestos containing materials that in their present condition must be removed, abated or encapsulated to comply with Environmental Laws.

2.21          Dealings with Affiliates. Except as set forth on Section 2.21 of the Disclosure Schedule:

(a)           there are no (i) Contracts to which the Company or a Subsidiary thereof is a party, and to which an Affiliate of the Company or any Stockholder is also a party or (ii) transactions, arrangements, or understandings between the Company or a Subsidiary thereof and any Affiliate of the Company or any Stockholder; and

(b)           other than Public Company Investments, none of the Company, any officer or director of the Company, nor, to the Knowledge of the Company, any Affiliate of the foregoing or any Immediate Family Member of any such officer or director has any direct or indirect financial interest in any competitor, supplier, or customer of the Company or a Subsidiary thereof.

2.22          Insurance. The Company and its Subsidiaries currently have the Policies set forth on Section 2.22 of the Disclosure Schedule. All of the Policies are in full force and effect and provide for coverage that is usual and customary as to the amount and scope in the Business and pursuant to Contracts to which the Company or any of its Subsidiaries is a party. All premiums with respect to the Policies covering all periods up to and including the Closing Date have been paid or accrued therefor, and no written notice of cancellation or termination is pending or has been received by the Company with respect to any Policy. Section 2.22 of the Disclosure Schedule sets forth a true, correct, and complete summary of all Policies.

2.23          Brokerage and Transaction Based Fees. Except as set forth on Section 2.23 of the Disclosure Schedule, there are no obligations for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company or any Subsidiary thereof for which Purchaser or the Company or any Subsidiary thereof would be liable following the Closing.

2.24          Suppliers and Customers. Section 2.24 of the Disclosure Schedule sets forth (a) an accurate list of the top ten (10) suppliers of any product, materials, or service to the Company and its Subsidiaries, taken as a whole for the fiscal year ended December 31, 2020 (each, a “Material Supplier”) and (b) an accurate list of the top ten (10) customers by revenue of the Company and its Subsidiaries taken as a whole for the fiscal year ended December 31, 2020 (each, a “Material Customer”).

2.25          Improper and Other Payments. Except as set forth on Section 2.25 of the Disclosure Schedule, (a) none of the Company, nor any Subsidiary thereof, nor any director or officer thereof, nor, to the Knowledge of the Company, any Person acting on behalf of the Company, has, made, paid, or received any unlawful bribes, kickbacks, or other similar payments to or from any Person or Authority, (b) no contributions have been made, directly or indirectly, by the Company or any Subsidiary thereof, or any director, officer, or key employee thereof , in each case acting on behalf of the Company, to a domestic or foreign political party or candidate for the purpose of influencing any official act or decision, and (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made by the Company or any Subsidiary thereof.

2.26          Bank Accounts; Powers of Attorney. Section 2.26 of the Disclosure Schedule sets forth a true, correct, and complete list of (a) all bank accounts and safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes, and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries, copies of which have been made available to the Purchaser.

2.27          No Disclosure. No representation or warranty by the Company in this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

2.28          No Other Representations. The Company acknowledges and represents that except for the representations and warranties expressly and specifically made by the Purchaser in Article 4, and in any other Transaction Documents to which it is a party, the Purchaser does not make any representation or warranty, whether expressed or implied, and Purchaser hereby disclaims all other representations and warranties of any kind or nature, express or implied.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

In order to induce the Purchaser to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, each of the Stockholders, severally for himself/itself and not jointly with the other Stockholders, makes the following representations and warranties to the Purchaser as of the date hereof and as of the Closing Date:

3.1            Authorization; Enforceability.

(a)           Such Stockholder has full power, capacity, and authority to execute and deliver this Agreement and the other Transaction Documents to which such Stockholder is a party, to perform his, her, or its obligations under this Agreement and the other Transaction Documents to which such Stockholder is a party, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which such Stockholder is a party.

(b)           This Agreement has been duly executed and delivered by such Stockholder, and the other Transaction Documents to which such Stockholder is a party will be duly executed and delivered by such Stockholder as of the date hereof and as of the Closing Date, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid, and binding obligations of such Stockholder enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

3.2           Title to Securities. Such Stockholder is the beneficial and record owner of all right, title and interest in and to the Securities of the Company set forth opposite such Stockholder’s name on Section 3.2 of the Disclosure Schedule and such Securities are free and clear of any Lien, other than Permitted Liens.

3.3           No Consents. No consent of, permit, or exemption from, or declaration, filing, or registration with, any Person or Authority is required to be made or obtained by such Stockholder in connection with the execution, delivery, and performance of this Agreement by such Stockholder or any other Transaction Documents to which it is a party.

3.4           Litigation. There are no Legal Proceedings pending, or to the Knowledge of such Stockholder threatened, against such Stockholder, nor is such Stockholder subject to any judgment, Order or decree of any court, judicial authority or Authority, in each case, which would seek to prevent any of the transactions contemplated by this Agreement and the other Transaction Documents.

3.5           No Violation. Neither the execution and delivery of this Agreement or the other Transaction Documents to which such Stockholder is a party, nor the performance by such Stockholder of the transactions contemplated hereby or thereby, will (a) result in a default, give rise to any right of termination, cancellation, or acceleration, or require any consent under any of the terms, conditions, or provisions of any material mortgage, loan, license, agreement, lease, or other instrument or obligation to which such Stockholder is a party, or (b) conflict with or violate any material Laws applicable to such Stockholder or by which any of his, her, or its respective assets are bound, in each case.

3.6           Tax Withholding Information. All information provided, or to be provided, to the Purchaser, the Paying Agent or to any Taxing Authority, by or on behalf of a Stockholder for purposes of enabling Purchaser, the Paying Agent or the Taxing Authority to determine the amount of Tax to be deducted and withheld, if any, from the consideration payable to such Stockholder pursuant to this Agreement and for the ITA to issue a Valid Tax Certificate is and will be fully accurate and complete when provided.

3.7           No Other Representations. Each Stockholder acknowledges and represents that except for the representations and warranties expressly and specifically made by the Purchaser in Article 4, and in any other Transaction Documents to which it is a party, the Purchaser does not make any representation or warranty, whether expressed or implied, and Purchaser hereby disclaims all other representations and warranties of any kind or nature, express or implied.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

In order to induce the Company and the Stockholders to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Purchaser makes the following representations and warranties to the Company and the Stockholders as of the date hereof and as of the Closing Date:

4.1           Organization and Qualification. The Purchaser is a company duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation with full corporate power and authority to own, operate, and lease its properties and assets. The Purchaser is duly qualified or licensed to conduct its business and is in organizational and Tax good standing in the jurisdiction of its formation.

4.2           Authorization, Etc. The Purchaser has the requisite, absolute, and unrestricted right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform the obligations under this Agreement and the other Transaction Documents to which the Purchaser is a party, and such actions have been duly authorized by the board of directors (or similar governing body) of the Purchaser and no other proceedings on its part is necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser, and the other Transaction Documents to which the Purchaser is a party have been, or will at the Closing be, duly executed and delivered by the Purchaser, and this Agreement and the other Transaction Documents to be entered into by the Purchaser each constitutes the legal, valid, and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

4.3           No Violation. The execution, delivery, and performance by the Purchaser of this Agreement, and the other Transaction Documents to which the Purchaser is party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a Breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in a violation of, or (d) require any authorization, consent, approval, exemption, or other action by, or notice to, or filing with any third party or Authority pursuant to, the Organizational Documents of the Purchaser. The Purchaser has complied in all material respects with all applicable Laws and Orders in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby.

4.4           No Consents. Except as set forth in Section 4.4 of the Disclosure Schedule, no consent of, permit, or exemption from, or declaration, filing, or registration with, any Person or Authority is required to be made or obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement by the Purchaser.

4.5           Investment Intent. The Purchaser (a) is acquiring the Company Securities for its own account with the present intention of holding the Company Securities for investment purposes, and not with a view to the distribution thereof and (b) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.6           Brokerage. There are no Claims for brokerage commissions, investment banking or finders’ fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon the Purchaser, the liability for which would be borne by any Stockholder.

4.7           Experienced Investor. The Purchaser acknowledges that it is having knowledge, sophistication and experience in business and financial matters, that it is capable of evaluating the risks involved in the purchase of the Company’s Shares, in the Business and in the transactions hereunder and that it can bear the economic risks which might result as a consequence thereof and can afford a complete loss of its investment hereunder.

4.8           Review of Company Information. The Purchaser and its Representatives have conducted a legal (including Intellectual Property Rights), financial, tax, technical and operational due diligence, during which they have been furnished with materials and access to information relating to the business, finances and operations of the Company, including for purposes of examining commercial, legal, tax, information technology, intellectual property, human resources and financial issues relating thereto. The Purchaser and its Representatives have received all information requested by them to their satisfaction and have been afforded the opportunity to ask questions of, and receive answers from the Company and its Representatives and certain of their respective customers. The Purchaser has sought such accounting, legal, technical and tax advice as it has considered necessary to make an informed investment decision with respect to the Company and the transactions hereunder.

4.9           No Other Representations. The Purchaser acknowledges and represents that except for the representations and warranties expressly and specifically made by the Company and the Stockholders in Article 2 and Article 3, respectively, and in any other Transaction Documents neither the Company nor any of the Stockholder makes any representation or warranty, whether expressed or implied, and the Company and the Stockholders hereby disclaim all other representations and warranties of any kind or nature, express or implied.

Article 5
PRE-CLOSING COVENANTS

5.1           Further Assurances; Fulfillment of Conditions. During the Interim Period, the Purchaser and the Company will, as promptly as practicable, (a) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and will take such further actions as may be reasonably requested by the other Party as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and (b) use all reasonable efforts to cause the conditions set forth in Sections 7.2 and 7.3 to be satisfied and to consummate the transactions contemplated herein.

5.2          Conduct of the Business.

(a)         During the Interim Period, except as otherwise provided in this Agreement or consented to in writing by the Purchaser, which consent shall not be unreasonably withheld or delayed, the Company will carry on the Business in the Ordinary Course of Business. Without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim Period, the Company will not and will cause its Subsidiaries not to:

(i)            amend, alter, or otherwise modify its or its Subsidiaries’ Organizational Documents;

(ii)          incur or commit to incur any Indebtedness other than in the Ordinary Course of Business (such as Media spending), in an individual amount less than $25,000 or $ 50,000 in the aggregate;

(iii)         (A) acquire, or dispose of, any material property or assets, (B) mortgage or encumber any property or assets, other than Permitted Liens, or (C) cancel any material debts owed to or Claims held by the Company or any of its Subsidiaries;

(iv)          enter into or modify or amend any Contracts with any Affiliates of the Company or other related parties;

(v)           establish, adopt, or amend (except as otherwise required under applicable Law) any Benefit Plan;

(vi)          issue, sell, or transfer or agree to issue, sell or transfer, any Securities;

(vii)        fail to maintain in full force and effect insurance policies listed in Section 2.22 of the Disclosure Schedule other than as may be renewed or replaced in the Ordinary Course of Business;

(viii)        enter into, modify, or terminate any Material Contract, other than in Ordinary Course of Business;

(ix)          make any material change in the financial accounting principles, methods, records, or practices followed by it;

(x)           alter of its own accord its cash management policy, including in respect of the collection of accounts receivable or payment of accounts payable in any material respect;

(xi)         make any material Tax election, change any Tax election, change any Tax accounting period, adopt any Tax accounting method, change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations with respect to the assessment or collection of Taxes, or take any other similar action if such action would have the effect of materially increasing the liability of or materially decreasing any Tax attribute of the Company for any Tax period ending after the Closing Date;

(xii)        hire, engage, or terminate any employee, independent contractor or consultant, in any case having a base compensation (including salary and anticipated bonus) of more than $50,000 per year, other than in Ordinary Course of Business;

(xiii)        declare or pay any dividends or distributions in-kind, or redeem or repurchase any of its Securities;

(xiv)       split, combine, reclassify, or modify, or authorize any split, combination, reclassification, or modification of the terms of any Securities;

(xv)         sell, transfer, lease, or otherwise dispose of any of its assets not in the Ordinary Course of Business; or

(xvi)         enter into any real property lease other than the renewals of existing Lease Agreements in the Ordinary Course of Business, or authorize or make any capital expenditures in excess of $25,000.

(b)         Nothing in this Section 5.2 is intended to (i) result in the Stockholders or the Company ceding control to the Purchaser of the Company’s basic Ordinary Course of Business and commercial decisions prior to the Closing Date or (ii) preclude the Company from taking all steps required and/or advisable in connection with the AOD Spin-Off, in accordance with Section 6.2.

5.3         Interim Financial Information. During the Interim Period, the Company will provide to the Purchaser, as promptly as practicable after each monthly accounting period, periodic financial reports in the form that it customarily prepares for its internal purposes concerning the Company and its Subsidiaries and, if available, unaudited consolidated statements of the financial position of the Company and its Subsidiaries as of the last day of each such accounting period and consolidated statements of income and changes in financial position of the Company and its Subsidiaries for the period then ended. Such interim statements will fairly present the financial condition, cash flows, and results of operations of the Company and its Subsidiaries as of the respective dates thereof, subject to normal recurring year-end adjustments and the absence of notes.

5.4         Exclusivity. During the Interim Period, neither the Company, nor any Company Subsidiary, nor any Stockholder will directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Securities of the Company or any Company Subsidiary or any merger, recapitalization, leveraged dividend, share exchange, sale of substantial assets or any similar transaction or alternative to the transactions contemplated by this Agreement and the other Transaction Documents that involve the Company or any Company Subsidiary or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. During the Interim Period, the Company will notify the Purchaser within two (2) Business Days if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing (whether solicited or unsolicited). Notwithstanding the above, the Company and the Stockholders shall be entitled to take all actions in connection with the AOD Spin-Off in accordance with Section 6.2 and the obligations set out in this Section 5.4 shall not apply to any matter in relation to the AOD Business.

5.5           Confidentiality.

(a)           Except as may be required by lawful order of an Authority, the Company, its Subsidiaries and each Stockholder agree to keep secret and confidential, all non-public information concerning the Purchaser or any of its Affiliates that was acquired by, or disclosed to, the Company or any of the Stockholders prior to the Closing Date, except any information which (a) was, is now, or becomes generally available to the public (but not as a result of a Breach of any duty of confidentiality by which the Company, any of the Stockholders, or any of their respective Affiliates are bound); (b) was disclosed to the Company or any Stockholder by a third party that, to the knowledge of the Company or such Stockholder, is not subject to any duty of confidentiality to the Purchaser or any of its Affiliates prior to its disclosure to the Company or any Stockholder by the Purchaser or any of its Affiliates; (c) is required to be disclosed by any Law, Order, or Authority; or (d) is necessary to be disclosed by any Stockholder to an Authority in connection with the enforcement of its rights hereunder; provided, however, such Stockholder agrees that it will provide the Purchaser with prompt written notice of such requirement in order to enable the Purchaser to seek an appropriate protective Order or other remedy; provided, however, that a Stockholder may disclose such confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services; and (ii) to any existing or prospective affiliate, partner, member, manager or stockholder, of such Stockholder in the ordinary course of business and who are subject to a duty of confidentiality. The Company, its Subsidiaries and each Stockholder will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is terminated, each Stockholder, the Company, and their respective Affiliates and their respective Representatives will promptly return to the Purchaser all such data, information, and other written material (including all copies thereof) which has been obtained by the Company, any Company Subsidiary or any Stockholder, and the Company, its Subsidiaries and each Stockholder will make no further use whatsoever of any of such information contained therein or derived therefrom.

(b)           Except as may be required by Law, the Purchaser agrees to keep and shall cause all Purchaser’s Representatives and Affiliates to keep, secret and confidential, all non-public information concerning the Company, its Subsidiaries and any of the Stockholders or any of their Affiliates that was acquired by, or disclosed to, the Purchaser and/or by any of Purchaser’s Representatives or Affiliates prior to the Closing Date, except any information which (a) was, is now, or becomes generally available to the public (but not as a result of a Breach of any duty of confidentiality by which the Purchaser or any of its Representatives or its respective Affiliates are bound); (b) was disclosed to the Purchaser and/or to any of Purchaser’s Representatives or Affiliates by a third party that, to the knowledge of the Purchaser and/or by such Purchaser’s Representatives or Affiliates, is not subject to any duty of confidentiality to the Company or any of the Stockholders or any of their Affiliates prior to its disclosure to the Purchaser and/or to any of Purchaser’s Representatives or Affiliates by the Company or any of the Stockholders or any of their Affiliates; (c) is required to be disclosed by any Law, Order, or Authority; or (d) is necessary to be disclosed by the Purchaser to an Authority in connection with the enforcement of its rights hereunder; provided, however, the Purchaser agrees that it will provide the Company or any of the Stockholders with prompt written notice of such requirement in order to enable the Company or any of the Stockholders to seek an appropriate protective Order or other remedy. The Purchaser will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is terminated, the Purchaser and its respective Affiliates and their respective Representatives will promptly return to the Company or any of the Stockholders all such data, information, and other written material (including all copies thereof) which has been obtained by the Purchaser and/or by any of Purchaser’s Representatives or Affiliates, and the Purchaser and its Representatives and Affiliates will make no further use whatsoever of any of such information contained therein or derived therefrom. The above is without derogation from the obligations pursuant to the Confidentiality Agreement.

Purchaser’s confidentiality obligations pursuant to this section shall terminate upon and subject to the occurrence of the Closing (other than with regard to the AOD Confidential Information and other materials and information that relate solely to the AOD Business).

5.6           Full Access and Disclosure. During the Interim Period (a), the Company will, and the Stockholders will cause the Company to, afford, and will cause the Company’s independent certified public accountants to afford, to the Purchaser and its Representatives and to financial institutions and financing sources specified by the Purchaser, reasonable access during normal business hours to the Company’s offices, properties, books, and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it will desire to make of the affairs of the Company and its Subsidiaries, (b) the Company will assist the Purchaser and its Representatives and financial institutions specified by the Purchaser in obtaining the reasonable cooperation of the Company to evaluate the Company’s relationship with its suppliers and customers and (c) the Company will cause their officers, employees, counsel, and auditors to furnish such additional financial and operating data and other information, as the Purchaser will from time to time reasonably request including any internal control recommendations made by its independent auditors in connection with any audit of the Company and its Subsidiaries. From time to time during the Interim Period, the Company will promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed herein; provided however, such supplemental information will not be deemed to be an amendment to any Disclosure Schedule. Prior to the Closing Date, the Company will deliver to the Purchaser a schedule reflecting the information required to be disclosed in Section 2.18(a)(i) of the Disclosure Schedule updated as of the Closing Date.

5.7           Public Announcements. Unless otherwise required by applicable Law, during the Interim Period, no Party will make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned, or delayed), and the Parties will cooperate as to the timing and contents of any such announcement.

5.8           Notification. The Company will promptly and accurately advise the Purchaser in writing of the threat or commencement against any of the Company or the Stockholders (in their capacity of stockholders of the Company) of any Legal Proceeding known to any of the aforesaid, by, against, or materially affecting any Stockholder , the Business, or the Company’s operations, assets, or prospects, or which challenges or may affect the validity of this Agreement or any other Transaction Document, or any action taken or to be taken by the Company or any of the Stockholders in connection with this Agreement or any other Transaction Document or the ability of the Company or any Stockholder to consummate the transactions contemplated herein and therein.

5.9           D&O Tail Insurance Policy. Prior to the Closing, the Company shall purchase at its sole cost and expense an extended reporting period endorsement/tail under Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers which shall provide coverage for seven (7) years following the Closing of not less than the existing coverage for, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance presently maintained by the Company (collectively, the “D&O Tail Policy”). The costs of such D&O Tail Policy shall be a Transaction Expense payable at Closing to the extent such costs are not paid prior to Closing. If Purchaser or, after the Closing, the Company or any of their respective, successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then in each such case, proper provisions will be made so that the successors and assigns of Purchaser or the Company, as applicable, assume all of the obligations set forth in this Section 5.9.

Article 6
POST-CLOSING COVENANTS

6.1           Deliveries After Closing. From time to time after the Closing, at the Purchaser’s reasonable request and without further consideration from the Purchaser, each of the Stockholders will execute and deliver such other instruments of conveyance and transfer and take such other reasonable action as the Purchaser may reasonably require to convey, transfer to, and vest in the Purchaser and to put the Purchaser in possession of any rights or property to be sold, conveyed, transferred, and delivered by such Stockholder hereunder.

6.2           Spin-Off of AOD Business. As soon as practicable following the Closing Date but in any event no later than twelve (12) months after the date hereof, all or part of the Stockholders may form a new wholly-owned corporation, the holdings thereof (subject to proportional holdings of the share capital thereof reflecting the shareholdings of the Company as of immediately prior to the date hereof, except with respect to such Stockholders that shall waive their rights to participate in the AOD Entity) and all other matters related thereto (including without limitation, the timing and manner of the incorporation thereof, the composition of its Board of Directors, etc.) shall be at the sole discretion of the Company Majority Stockholders (the “AOD Entity”) in relation to which AOD Entity the Purchaser and its Representatives will have no rights whatsoever, other than as and if set forth in this Agreement. The AOD Entity shall be entitled, at its discretion, to purchase from the Company, for an aggregate consideration of US $ 138,000 (plus VAT to the extent payable under applicable law) (the “AOD Exercise Price”) all rights and interests in the AOD Assets and to the AOD Patent, by giving the Company a written notice (the “AOD Exercise Notice”), no later than twelve (12) months after the date hereof. Within 14 days of receipt by the Company of the AOD Exercise Notice together with the AOD Exercise Price, the Purchaser shall cause the Company to fully transfer and assign to the AOD Entity, all rights and interests in the AOD Assets and to the AOD Patent free and clear of any Liens (but subject to the release as provided below in this Section 6.2), pursuant to an assignment agreement, the form of which is attached hereto as Exhibit D (the “AOD Assignment Agreement”) (the above actions shall be referred to herein as the “AOD Spin-Off”). The exact procedure with respect to the establishment of the AOD Entity and the transfer of the AOD Assets to the AOD Entity shall be decided by the Company Majority Stockholders )in coordination with the Purchaser) following and subject to tax-related advice to be received by the Stockholders prior to or after the date hereof. Following receipt of the AOD Exercise Notice, the Stockholders, the AOD Entity shall and the Purchaser undertakes that the Company shall (i) execute and deliver any and all documents and such other instruments of conveyance and transfer, including the AOD Assignment Agreement and (ii) shall further take all reasonable actions required and/or advisable, as reasonably requested by the Company Majority Stockholders or the Purchaser, as the case may be, in order to execute and facilitate the AOD Spin-Off as contemplated by this Agreement and to convey, transfer to, and vest in the AOD Entity all of the AOD Assets so that the AOD Entity shall be in possession of any and all rights, in and to the AOD Assets and the AOD Patent; provided, however, and notwithstanding anything to the contrary in this Agreement, so as to fully permit the Company to continue in its Ordinary Course of Business (other than the AOD activities), the Stockholders, the AOD Entity and their respective Affiliates (on behalf of itself and all successors and assigns) covenant and agree, subject to compliance with the Non-Compete Restrictions by the Persons bound thereunder as set out below, not to object to, and hereby release, waive and discharge the Company and its Representatives (and its successors and assigns) from any and all Claims of any kind whatsoever (whether sounding in contract, tort or otherwise) which the Stockholders, the AOD Entity or their respective Affiliates (or their respective successors and assigns) can, will or may have arising out of or related or with respect to the Company’s (and its successors and assigns) use (whether in the past, present, or future) of the AOD Assets; provided such use of the AOD Assets by the Company (or its successors and assigns) is solely so to allow the Company to continue in its Ordinary Course of Business, as aforesaid, and the Stockholders, the AOD Entity and their respective Affiliates (or their respective successors and assigns) hereby agree to irrevocably waive and refrain from asserting, commencing, bringing, or maintaining any such Claim in any court or before any arbitration, alternative dispute resolution or other tribunal, or otherwise.

For the avoidance of doubt it is clarified that, prior to the delivery of the AOD Exercise Notice, the Company Majority Stockholders shall be entitled to take and/or refrain from taking any actions pertaining to the AOD Spin-Off, at their sole discretion, provided that such action does not impose any liability on any other Stockholder (other than as such reasonably emanate from the provisions hereof and other than the pro-rata participation in financing the AOD Entity, including the payment of the AOD Exercise Price, except with respect to such Stockholders that shall waive their rights to participate in the AOD Entity), the Company or the Purchaser or their respective Affiliates, except with the prior written approval thereof, and none of them shall be liable to the other Stockholders in connection with any acts and/or omissions.

Neither the Purchaser, the Company, nor any Affiliate thereof shall have any liability or Loss, whether arising in contract, tort or otherwise, associated with the AOD Assets, the AOD Patent or AOD Spin-Off and/or the ownership, maintenance or safeguarding of the AOD Assets or AOD Patent and shall have no duties or obligations in respect thereof except as expressly set forth in this Section 6.2 or Section 6.6.

6.3           Non-Disclosure; Non-Competition; Non-Solicitation.

(a)           Non-Disclosure of Company Confidential Information. No Stockholder (severally on his, her, or its behalf and on behalf of each of his, her, or its Affiliates’ behalf) will, directly or indirectly, disclose or use at any time (and will cause their respective Affiliates and Representatives not to use or disclose) any Company Confidential Information (whether or not such information is or was developed by such Stockholder), except to the extent that such disclosure or use is directly related to and required by the performance or exercise of such Stockholder’s duties to the Company or the Purchaser or such Stockholder’s rights under this Agreement or any other Transaction Document or as required by Law or as otherwise provided hereunder; provided, however, that a Stockholder may disclose Company Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services; and (ii) to any existing or prospective affiliate, partner, member, manager or stockholder, of such Stockholder in the ordinary course of business and who are subject to a duty of confidentiality. Each Stockholder further agrees to take commercially reasonable steps, to the extent within its control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. In the event any Stockholder is required by Law to disclose any Confidential Information, such Stockholder will promptly notify the Purchaser in writing, which notification will include the nature of the legal requirement and the extent of the required disclosure, and will cooperate with the Purchaser’s reasonable requests, at Purchaser’s costs and expenses, to preserve the confidentiality of such Confidential Information consistent with applicable Law. For purposes of this Agreement, “Company Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business, the Company, its Subsidiaries or its or its Subsidiaries’ respective employees, vendors, suppliers, distributors, customers, independent contractors, or other business relations. Confidential Information includes the following as they relate to the Company, its Subsidiaries or the Business and, in each case, to the extent the Company, its Subsidiaries or the Business obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the Company’s or its Subsidiaries’ employees, vendors, suppliers, distributors, customers, independent contractors, or other business relations and their confidential information; Trade Secrets, know-how, compilations of data and analyses, techniques, software, code, hardware, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Company Confidential Information does not include such information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of such Stockholder; (ii) is thereafter disclosed or furnished to such Stockholder by a third party who is not known by such Stockholder to have acquired the information under an obligation of confidentiality; (iii) is independently developed by such Stockholder after the Closing Date without the use of, reliance on, or reference to, Confidential Information; (iv) is disclosed by such Stockholder (subject to compliance with the applicable provisions of this subsection (a)) under compulsion of applicable Law, or (v) relates solely to the AOD Business and/or the AOD Assets.

(b)           Non-Disclosure of AOD Confidential Information. Neither any of Stockholders, nor the Purchaser nor the Company (severally on his, her, or its behalf and on behalf of each of his, her, or its Affiliates) (each of the above persons shall be referred to herein as a “Knowledgeable Party”) will, directly or indirectly, disclose or use at any time (and will cause their respective Affiliates and Representatives not to use or disclose) any AOD Confidential Information (whether or not such information was developed by such Knowledgeable Party), except to the extent that such disclosure or use is directly related to and required by the performance or exercise of such Knowledgeable Party’s duties to the AOD Entity or rights under this Agreement or any other Transaction Document or as required by Law; provided, however, that a Stockholder may disclose AOD Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services; and (ii) to any existing or prospective affiliate, partner, member, manager or stockholder, of such Stockholder in the ordinary course of business and who are subject to a duty of confidentiality. Each Knowledgeable Party further agrees to take commercially reasonable steps, to the extent within its control, to safeguard such AOD Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. In the event any Knowledgeable Party is required by Law to disclose any AOD Confidential Information, such Knowledgeable Party will promptly notify the AOD Entity in writing, which notification will include the nature of the legal requirement and the extent of the required disclosure, and will cooperate with the AOD Entity’s reasonable requests, at AOD Entity’s costs and expenses, to preserve the confidentiality of such AOD Confidential Information consistent with applicable Law. For purposes of this Agreement, “AOD Confidential Information” means all information of a confidential or proprietary nature (provided that it is specifically labeled or identified as “confidential” or otherwise reasonably ought to be treated as confidential given the nature thereof and the circumstances of its disclosure), in any form or medium, that relates solely to the AOD Business, the AOD Assets, the AOD Entity, its Subsidiaries or its or its Subsidiaries’ respective employees, vendors, suppliers, distributors, customers, independent contractors, or other business relations. AOD Confidential Information includes also the following as they relate solely to the AOD Entity, its Subsidiaries, the AOD Business and/or the AOD Assets and, in each case, to the extent the AOD Entity, its Subsidiaries or the AOD Business obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the AOD Entity or its Subsidiaries’ employees, vendors, suppliers, distributors, customers, independent contractors, or other business relations and their confidential information; Trade Secrets, know-how, compilations of data and analyses, techniques, software, code, hardware, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, AOD Confidential Information does not and shall not include information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of the Knowledgeable Party; (ii) is thereafter disclosed or furnished to such Knowledgeable Party by a third party who is not known by such Knowledgeable Party to have acquired the information under an obligation of confidentiality; or (iii) is disclosed by such Knowledgeable Party (subject to compliance with the applicable provisions of this Section 6.3(b)) under compulsion of applicable Law. If the AOD Spin-Off has not been consummated within twelve (12) months after the date hereof, this Section 6.3(b) shall terminate, and be of no further force or effect.

(c)            AOD Business Non-Competition.

(i)            Each of the Knowledgeable Parties acknowledges and agrees that the AOD Entity would be irreparably damaged if any of the Knowledgeable Parties were to directly or indirectly be involved in any AOD Business and that such activities may result in significant losses to and/or damages by the AOD Entity.

(ii)           In order to protect the legitimate interests of the AOD Entity and the value of the AOD Business (including, without limitation, the goodwill inherent in the AOD Business) and the AOD Assets, the Purchaser (on its behalf and on behalf of its Affiliates and the Founders), hereby agrees that during the Restricted Period the Purchaser (on its behalf and on behalf of its Affiliates and the Founders) will not, directly or indirectly, engage in AOD Business, nor will acquire or hold any economic, financial, or other interest (including equity or debt securities) in, act as an equity holder or Representative of, any Person having any location in the Restricted Area, which entity, enterprise or other Person engages in, or engages in the management or operation of any Person that engages in, any business that competes with the AOD Business (collectively with the restrictions set forth in Section 6.3(c)(i) above, the “Non-Compete Restrictions”); provided, however, this will not be construed to prohibit the Purchaser, the Company or their respective Affiliates from (A) purchasing up to an aggregate of one percent (1%) of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange (but only if such investment is held on a purely passive basis and does not violate any restrictive covenant hereunder) or (B) providing its services to its customers in the Ordinary Course of Business; and provided further and notwithstanding anything to the contrary in this Agreement, to ensure that the Purchaser, the Company and their respective Affiliates are not restricted in any manner from continuing in their respective Ordinary Course of Business (with regard to the Company-other than the AOD activities), the Stockholders, the AOD Entity and their respective Affiliates (on behalf of itself and all successors and assigns) covenant and agree, subject to compliance with the Non-Compete Restrictions hereunder, not to object to, and hereby release, waive and discharge the Purchaser, the Company and their respective Affiliates and Representatives (and each of their respective successors and assigns) from any and all Claims of any kind whatsoever (whether sounding in contract, tort or otherwise) which the Stockholders, the AOD Entity or their respective Affiliates (or their successors and assigns) can, will or may have arising out of or related or with respect to any action or inaction on the part of the Purchaser, the Company or their respective Affiliates continuing in their respective Ordinary Course of Business being considered or deemed as a breach of the Non-Compete Restrictions and the Stockholders, the AOD Entity and their respective Affiliates (or their respective successors and assigns) and accordingly and subject to the above provisions, hereby agree to irrevocably waive and refrain from asserting, commencing, bringing, or maintaining any such Claim in any court or before any arbitration, alternative dispute resolution or other tribunal, or otherwise.

(iii)          If the AOD Spin-Off has not been consummated within twelve (12) months after the date hereof, this Section 6.3(c) shall terminate, and be of no further force or effect.

(iv)          Notwithstanding anything to the contrary herein, each of the Purchaser, the Company and each Stockholder (for the purposes of this Section 6.3(c), the “Relevant Persons”), hereby agrees and acknowledges that Magma Venture Capital II L.P., Magma Venture Capital II (Israel) L.P., Magma Venture Capital II CEO Fund L.P., and their respective affiliates (for the purposes of this Section 6.3(c), the “Investor”), or any of them, is a professional investment group or person, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business and/or the AOD Business (as currently conducted or as currently proposed to be conducted). Each Relevant Person, hereby agrees that, to the fullest extent permitted under applicable law, the Investors shall not be liable to any Relevant Person for any claim a breach of this Section 6.3(c) arising out of, or based upon, (i) the investment by such Investor in any entity competitive with the Company and/or the AOD Business, or (ii) actions taken by any shareholder, affiliate, officer or other representative of such Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company and/or the AOD Business.

(d)          Stockholders Non-Solicitation. During the Restricted Period, none of the Stockholders (severally on his, her, or its behalf and on behalf of each of his, her, or its Affiliates’ behalf) will, directly or indirectly, either individually or acting in concert with another Person or Persons:

(i)            request, induce, or attempt to influence any distributor, supplier, customer, vendor, or other business relationship of the Company or any of its Subsidiaries to curtail, cancel, or refrain from maintaining or increasing the amount or type of business such distributor, supplier, customer, vendor, or other business relationship of the Company or any of its Subsidiaries is currently transacting with the Company or any of its Subsidiaries or modify in a manner unfavorable to the Company or any of its Subsidiaries its pricing or other terms of sale with the Business;

(ii)           solicit for employment or retention or hire, employ, or retain any Person who is or who has been an employee of the Company or any of its Subsidiaries within one year prior to the Closing Date (“Company Employee”) except that the placing of general advertisements in newspapers, magazines, or electronic media shall not, in itself, be a violation of this Section 6.3(d)(ii) so long as such general advertisements or similar notices are not targeted specifically at any employee or contractor of the Company or any of its Subsidiaries or the Business; or

(iii)          influence or attempt to influence any Person who is an employee or contractor of the Company or any of its Subsidiaries to terminate his or her employment or engagement with the Company or any of its Subsidiaries or the Business, except that the placing of general advertisements in newspapers, magazines, or electronic media shall not, in itself, be a violation of this Section 6.3(d)(iii) so long as such general advertisements or similar notices are not targeted specifically at any employee or contractor of the Company or any of its Subsidiaries or the Business.

(e)           Purchaser Non-Solicitation. The Purchaser undertakes that during the period commencing on the date hereof and ending upon the earlier to occur: (i) expiration of eighteen (18) months following the date of this Agreement; or (ii) the occurrence of the Closing; neither it, nor any of the Purchaser’s Affiliates, will, directly or indirectly, either individually or acting in concert with another Person or Persons solicit for employment or retention or hire, employ, or retain any Company Employee, except that the mere placing of general advertisements in newspapers, magazines, or electronic media shall not, in itself, be a violation of this Section 6.3(e) so long as such general advertisements or similar notices are not targeted specifically at any employee or contractor of the Company or any of its Subsidiaries or the Business.

(f)            Severability. Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial, any of the restrictions stated in this Section 6.3 are found by a final Order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope, or geographical area, as the case may be, will be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable Law, giving effect to the agreement and intent of the Parties that the restrictions contained herein will be effective to the fullest extent permissible. In the event that a court of competent jurisdiction has issued a final Order finding a Party to be in Breach or violation of any of the provisions of this Section 6.3, the Restricted Period, as applicable to such Party, will be tolled for so long as such Party was found to be in violation of such provision. Each Party agrees that the restrictions contained in this Agreement are reasonable in all respects and necessary to protect the Purchaser’s interest in, and the value of, the Business and the Stockholders’ interest in, and the AOD Entity interest in, and the value of, the AOD Business and the AOD Assets.

(g)           Specific Performance; Injunctive Relief. Each Party acknowledges and agrees that in the event of a Breach by such Party of any of the provisions of this Section 6.3, the Purchaser, in the case of a Breach by a Stockholder, and the Stockholders in the case of a Breach by the Purchaser or the Company, would suffer irreparable harm, no adequate remedy at Law would exist for the Purchaser or the Stockholders, as the case may be, and damages would be difficult to determine. Consequently, in addition to other rights and remedies existing, the Purchaser, the Stockholders or the AOD Entity, as the case may be, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Section 6.3 in each case without the requirement of posting a bond (or similar security) or proving actual damages.

6.4           Public Announcements. None of the Stockholders, the Purchaser, nor any Affiliate or Representative of such Persons (as applicable), will disclose any of the terms of this Agreement to any third party without the other Party’s prior written consent (which consent will not be unreasonably withheld, conditioned, or delayed), unless required by Law. No press releases, public announcements, or publicity statements with respect to this Agreement or the transactions contemplated hereby will be released by any Party, unless required by Law. Notwithstanding the foregoing, nothing in this Agreement will restrict the ability of, after the Closing, the Purchaser or any of its Affiliates, the Stockholders and/or the AOD Entity, from disclosing this Agreement and the terms of the transactions contemplated hereby with any prospective acquiror of the Business and/or the Company and its Representatives and/or by the AOD Entity and/or the stockholders of the AOD Entity with any prospective acquiror of the AOD Business and/or the AOD Entity and/or prospective investor in the AOD Entity. Notwithstanding the aforesaid, the Parties and the AOD Entity shall be (i) entitled to disclose the terms of this Agreement and the other Transaction Documents to the Paying Agent, and (ii) entitled to disclose to and communicate with their current and prospective stockholders, directors, employees, advisors and representatives, regarding the existence of this Agreement and the other Transaction Documents, the terms thereof (including the identity of the Purchaser, the Purchase Price and its components), solely for purposes of its periodical reports (so long as such Persons agree to maintain the confidentiality of such information), the performance of the Parties’ obligations hereunder, in connection with any dispute or enforcement of rights and entitlements hereunder or otherwise as required by applicable Law or regulations of any stock exchange.

6.5          Use of Name. The Stockholders hereby acknowledge and agree that following the Closing the Purchaser and the Company will have the sole right to the use of the name “Triapodi”, “Appreciate”, and the marks listed in Section 2.19(a) of the Disclosure Schedule or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Company Marks”). Each of the Stockholders will not, and will cause its respective Affiliates not to, use any such names or any variation or simulation thereof or any of the Company Marks.

6.6           AOD Transition Services.

(a)            As of the Closing and for a period of three (3) months thereafter, the Company (and the Company employees, including without limitation, the Founders) shall provide the AOD Transition Services (as defined below) to the AOD Entity. The AOD Transition Services will be substantially similar in scope, quality and nature to those provided to the Company prior to the Closing Date. In no event shall the Company or any such Company employee or Founder provide more than ten (10) hours per week in AOD Transition Services. Thereafter, for a period of up to twelve (18) months following the date hereof, the Founders and Rivi Bloch shall be entitled to provide consulting services to the AOD Entity (“Founder Consulting Services”) provided that the Founders receive no additional compensation or consideration for such Founder Consulting Services and such Founder Consulting Services do not conflict with the Founder’s obligations under their employment and other agreements with Company or any Affiliate thereof.

(b)           The AOD Entity shall not be required to pay any fees for the AOD Transition Services or the Founder Consulting Services and/or otherwise in relation to the AOD and/or the AOD Assets or the AOD Business. Notwithstanding the foregoing, the AOD Entity shall, and the Stockholders shall cause the AOD Entity to, reimburse the Purchaser and the Company for all reasonable out-of-pocket expenses incurred in the performance of Transitional Services and Founder Consulting Services. Within twenty (20) days following the end of each calendar month, the Company shall provide an invoice to the AOD Entity for such expenses for the AOD Transition Services and Founder Consulting Services during each month, which invoices shall include reasonable supporting documentation. The AOD Entity shall pay the amount due within thirty (30) days following receipt of such invoice.

(c)           Neither the Purchaser, the Company, the Company employees, the Founders nor any of their respective Affiliates shall be liable for any Losses associated with, arising from or related to the provision of AOD Transition Services or the Founder Consulting Services to the AOD Entity except in the case of willful misconduct by the applicable Person.

(d)            THE PURCHASER AND THE COMPANY (I) DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE AOD TRANSITION SERVICES AND THE FOUNDER CONSULTING SERVICES AND (II) MAKE NO REPRESENTATION OR WARRANTY AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE AOD TRANSITION SERVICES OR FOUNDER CONSULTING SERVICES FOR ANY PURPOSE OR USE.

(e)            “AOD Transition Services” means the services and such other assistance as described in Exhibit E.

6.7          Termination of Letter of Intent. Effective as of the Closing in accordance with the terms hereof, Section 7 of the Letter of Intent (entitled Non-Solicitation) shall thereupon automatically terminate and shall be of no further force and effect (without derogation from the obligations of the Purchaser and its Representatives and Affiliates hereunder).

6.8           Employment Agreements; Retention Agreements and Performance Bonus Agreements. Within fourteen (14) days following the Closing Date, the Purchaser or an Affiliate thereof shall cause to be prepared and delivered (i) to the Founders, new employment agreements or amendments to their existing employment agreements, (ii) Retention Agreements to the Founders and the Eligible Employees identified in Section 1.2(b) of the Disclosure Schedule, and (iii) Performance Bonus Agreements to the Founders and Eligible Employees. The Company and the Founders will negotiate, finalize, execute and deliver such agreements as soon thereafter as practicable.

Article 7
CLOSING; CLOSING CONDITIONS

7.1           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will, unless otherwise mutually agreed to by the Company and the Purchaser, be consummated electronically and will take place at 9:00 a.m., Central Time, on the third (3rd) Business Day following the satisfaction or waiver of all conditions set forth in Sections 7.2 and 7.3 (other than conditions with respect to actions the respective Parties will take at the Closing itself) (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date will be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Central Time on the Closing Date.

7.2           Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to complete the purchase of the Company Securities and the other transactions contemplated hereby will be subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Purchaser:

(a)           Accuracy of Representations and Warranties. The representations and warranties of the Company and the Stockholders contained in Article 2 and Article 3 (i) that are qualified as to materiality or Material Adverse Effect will have been true and correct when made, and shall be true and correct on and as of the Closing Date as if made on and as of such date and (ii) that are not qualified as to materiality or Material Adverse Effect, will have been true and correct in all material respects when made, and will be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

(b)          Compliance with Obligations. The Stockholders and the Company will have performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

(c)          No Material Adverse Effect. There will have been no Material Adverse Effect to the Company or the Business since the date of this Agreement.

(d)          Consents and Approvals. The Company and each of the Stockholders will have obtained, and the Purchaser will have received, all Third Party Consents, Governmental Consents, and any other authorizations listed on Section 7.2(d) of the Disclosure Schedule.

(e)          BofA Consent. The Purchaser shall have obtained the consent of the Required Lenders, and the acknowledgement of such consent by Bank of America, N. A., as Administrative Agent, under the Credit Agreement, dated February 3, 2021, by and among certain Affiliates of Purchaser, as the Borrowers, certain other Affiliates of Purchaser as the Guarantors, Bank Of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer and the Lenders party thereto.

(f)           No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Law or Order promulgated or enacted by any Authority will be in effect which could reasonably be expected to (i) make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by the Transaction Documents, or result in damages in connection with the transactions contemplated by the Transaction Documents, or (ii) result in (A) the prohibition of ownership or the operation by the Purchaser of all or a portion of the Business or (B) the compelling of the Purchaser to dispose of or to hold separately any portion of the Business or assets of the Company or their respective Affiliates as a result of the transactions contemplated by the Transaction Documents.

(g)          Stockholder Deliveries. The Stockholders will have delivered, or cause to be delivered, to the Purchaser at the Closing each of the following:

(i)            A certificate, duly executed by the CEO of the Company, dated as of the Closing Date, certifying to the Organizational Documents of the Company, the resolutions adopted by the Board of Directors of the Company in connection with this Agreement, and the incumbency of those officers of the Company executing this Agreement and the other Transaction Documents by or on behalf of the Company;

(ii)            A copy of the Subsidiaries’ Certificate of Incorporation (or applicable Organizational Document), certified by the Secretary of State of the applicable jurisdiction of formation, and a certificate of good standing from the Secretary of State of the applicable state of formation (or similar Authority) of each state in which the Company and each of its Subsidiaries is formed or qualified to do business, in each case, as of a date not more than ten (10) days prior to the Closing Date;

(iii)           A certificate, executed by the Stockholder Representative, dated as of the Closing Date stating that the preconditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied, in form and substance satisfactory to the Purchaser;

(iv)          All minute books and stock books, if any, of the Company in its possession, if not already located on the premises of the Company;

(v)           A copy of the Paying Agent Agreement, duly executed by the Stockholder Representative;

(vi)          A copy of the Funds Flow, duly executed by the Stockholder Representative;

(vii)         The Payoff Letters, duly executed by the Company and the relevant Closing Indebtedness Holder, in form and substance reasonably acceptable to the Purchaser;

(viii)        Duly executed letters of resignation, effective as of the Closing Date, from the individuals set forth on Section 7.2(g)(viii) of the Disclosure Schedule, in form and substance reasonably satisfactory to the Purchaser;

(ix)           a release duly executed by each of the Stockholders, in the form attached hereto as Exhibit F;

(x)            Share certificates representing the Company Securities and share transfer deeds executed by the Stockholders to evidence the transfer of the Company Securities to the Purchaser, in form and substance satisfactory to the Purchaser;

(xi)           A Share Register evidencing the current holdings of Securityholders in the Company certified by the Company and the Stockholder Representative; and

(xii)          Such other and further documents and certificates, including certificates of the Company’s officers and others, as the Purchaser will reasonably request to evidence compliance with the conditions set forth in this Agreement.

7.3            Conditions to the Obligations of the Stockholders. The obligations of the Stockholders to complete the transactions contemplated hereby will be subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Stockholder Representative:

(a)           Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in Article 5 (i) that are qualified as to materiality or Material Adverse Effect will have been true and correct when made, and will be true and correct on and as of the Closing Date as if made on and as of such date and (ii) that are not qualified as to materiality or Material Adverse Effect, will have been true and correct in all material respects when made, and will be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

(b)           Compliance with Obligations. The Purchaser will have performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

(c)           No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Law or Order promulgated or enacted by any Authority will be in effect which would prevent the consummation of the transactions contemplated hereby.

(d)           Purchaser Deliveries. The Purchaser will have delivered to the Stockholders each of the following:

(i)            A certificate, executed by the Purchaser, dated as of the Closing Date, stating that the preconditions specified in Sections 7.3(a) and 7.3(b) have been satisfied, in form and substance satisfactory to the Stockholders;

(ii)           A certificate, duly executed by the Chief Financial Officer of the Purchaser, dated as of the Closing Date, certifying to the resolutions adopted by the Board of Directors of the Purchaser (or similar governing body) in connection with this Agreement and the Transaction Documents, as applicable, and the incumbency of those officers of the Purchaser executing the Transaction Documents, as applicable, by or on behalf of the Purchaser;

(iii)          A copy of the Paying Agent Agreement, duly executed by the Purchaser; and

(iv)          A copy of the Funds Flow, duly executed by the Purchaser.

Article 8
TAX MATTERS

8.1            Pre-Closing Returns. The Purchaser will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed by, or with respect to, the Company for any Pre-Closing Tax Period that are not filed as of the Closing Date (each a “Pre-Closing Return”). The Purchaser will submit each such Pre-Closing Return to the Stockholder Representative for the Stockholder Representative’s review and comment no later than forty-five (45) days before the due date for such Pre-Closing Return, in the case of an income Tax Return, and as soon as practicable in the case of all other Pre-Closing Returns. No later than fifteen (15) days following the Stockholder Representative’s receipt of a Pre-Closing Return, the Stockholder Representative will notify the Purchaser in writing of any dispute with respect to the manner in which such Pre-Closing Return is prepared, or the related Tax is calculated. If the Purchaser and the Stockholder Representative are unable to resolve a dispute with respect to any such Pre-Closing Return within a period of fifteen (15) days following the Purchaser’s receipt of notice of any disputed items, then any disputed items will be resolved in accordance with Section 1.4 mutatis mutandis. All Pre-Closing Returns will be prepared, and all elections with respect to such Pre-Closing Returns will be made, in accordance with applicable Law and, unless inconsistent with applicable Law, in a manner consistent with the past practice of the Company. Within five (5) days after the later of (a) the Stockholder Representative’s approval of any Pre-Closing Return, and (b) the resolution of any dispute with respect to such Pre-Closing Returns, the Stockholders will pay, in accordance with the Stockholder Allocation Percentages, to the Company the amount of Taxes due with respect to such Pre-Closing Return to the extent there are Pre-Closing Taxes. Nothing hereunder will limit the right of the Company to file any Pre-Closing Return on a timely basis; provided, however, that a previously filed Pre-Closing Return will be amended to the extent necessary to reflect resolution of any disputed items contrary to the reporting on such Pre-Closing Return.

8.2            Allocations. For purposes of this Agreement and the determination of indemnification obligations of the Stockholders, in the case of any Straddle Period, the portion of Taxes attributable to the Pre-Closing Tax Period of such Straddle Period will be determined as follows: (i) the amount of any Taxes based on or measured by income, gains, or receipts, payroll or any Taxes other than Property Taxes, attributable to the Pre-Closing Tax Period portion of such Straddle Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) the amount of any Property Taxes attributable to the Pre-Closing Tax Period portion of such Straddle Period will be the total amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, (x) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (y) the denominator of which is the total number of days in such Straddle Period. For purposes of determining income Taxes for which the Stockholders shall be responsible in respect of any such short taxable year or deemed short taxable year, such amounts equal to any item of loss or deduction properly deductible for U.S. federal income tax purposes resulting from or attributable to the Final Transaction Expenses and Final Indebtedness shall be treated as deductible in a Pre-Closing Tax Period.

8.3            Tax Contests. Purchaser shall inform the Stockholder Representative of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which Purchaser may be entitled to indemnity from the Stockholders hereunder. Notwithstanding any provision of Article 9, Purchaser shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that the Stockholder Representative shall have the right to participate in the defense of such Tax Contest through counsel reasonably acceptable to Purchaser. Any such Tax Contest (or any portion thereof) shall not be settled or resolved without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The failure of Purchaser to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect the Stockholders’ obligations with respect thereto except to the extent that the Stockholders can demonstrate actual loss and prejudice as a result of such failure.

8.4            Cooperation and Records Retention. The Stockholder Representative and the Purchaser will (a) each provide the other, and the Purchaser will cause the Company to provide the Stockholder Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (b) each retain and provide the other, and the Purchaser will cause the Company to retain and provide the Stockholder Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company for any period. Each Party will bear its own expenses in complying with the provisions of this Section 8.4.

8.5            Termination of Tax Arrangements. Other than any Ordinary Course Agreement, all Tax sharing, Tax allocation and similar agreements and arrangements, other than commercial agreements, including, but not limited to leases and loan agreements, to which the Company is a party and pursuant to which the Company or the Purchaser may have any obligations or responsibilities with respect to Taxes, will be terminated prior to the Closing, and the Company will have no further obligations or responsibilities thereunder following the Closing.

Article 9
INDEMNIFICATION

9.1            Survival. All covenants in this Agreement will survive the Closing and remain in full force and effect until the date on which such covenant has been performed in full or waived in writing by the Person with the authority to waive such covenant. For purposes of the Stockholders’ indemnification obligations to the Purchaser Indemnified Parties, all of the representations and warranties regarding the Company and the Stockholders, on the one hand, and the Purchaser, on the other hand, in each case, contained in, or arising out of, this Agreement will survive the Closing hereunder for a period of eighteen (18) months after the Closing Date; provided, that (i) the representations and warranties set forth in Section 2.1(a) and (d) (Organization and Qualification; Subsidiaries), Section 2.2 (Authorization, Enforceability), Section 2.3 (Capitalization), Section 2.4 (No Violation), Section 2.23 (Brokerage and Transaction Based Fees), Section 3.1 (Authorization; Enforceability), Section 3.2 (Title to Securities), Section 3.5 (No Violation), and their corresponding Disclosure Schedule(s) (collectively, the “Fundamental Representations”) will survive until the five (5) year anniversary of the Closing Date and (ii) the representations and warranties set forth in Section 2.14 (Tax Matters) (collectively, the “Tax Representations”) will survive until the sixtieth (60th) day following the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof).

Notwithstanding anything to the contrary contained herein the representations, warranties and indemnities for which an indemnification Claim will be pending as of the end of the applicable period referred to herein will survive with respect to such Claim until the final disposition thereof.

9.2           Monetary and Other Limitations.

(a)           Without prejudice to the other limitations hereunder, the Stockholders will have no obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 9.3(a) or Section 9.3(b) except to the extent that the aggregate amount of all such Losses incurred or suffered by the Purchaser Indemnified Parties exceeds $200,000 (the “Stockholder Deductible”); provided, that (i) the limitations set forth in this Section 9.2(a) will not apply to (A) any Breaches of the Fundamental Representations or the Tax Representations, (B) any Losses related to or arising in connection with fraud or (C) any Indemnified Taxes (collectively, items (A) through (C) of this Section 9.2(a) will be referred to as the “Limitation Carve-Outs”) and (ii) if the aggregate amount of all such Losses incurred or suffered by the Purchaser Indemnified Parties exceeds the Stockholder Deductible, the Purchaser shall be entitled to recover such Losses equal to the Stockholder Deductible (and any Losses in excess of the Stockholder Deductible, subject also to the other limitations hereunder) from the applicable Stockholders in cash.

(b)           Subject to and without prejudice to the other limitations contained herein, the maximum aggregate liability of the Stockholders pursuant to Sections 9.3(a), or Section 9.3(b), will be equal to $5,000,000; provided that with respect to any Limitation Carve-Out, the maximum aggregate liability will not exceed the amount of the Purchase Price.

(c)           The Purchaser will have no obligation to indemnify the Stockholders pursuant to Section 9.4, except to the extent that the aggregate amount of all such Losses incurred or suffered by the Stockholders exceeds the Stockholder Deductible at which time, the Stockholders shall be entitled to recover such Losses equal to the Stockholder Deductible and any Losses in excess of the Stockholder Deductible.

(d)           No Party will be entitled to receive indemnification for any matter in which there has been a corresponding adjustment to the Purchase Price pursuant to Section 1.4.

(e)           Notwithstanding anything to the contrary of this Agreement, for purposes of determining whether any Breach or representation or warranty occurred and for purposes of calculating the amount of Losses resulting from any Breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or any similar term or phrase will be disregarded and the representations and warranties of the Parties contained in this Agreement will be read as if such terms and phrases were not included in them.

(f)            Notwithstanding anything to the contrary in this Agreement, (i) the right of any Indemnitee to indemnification pursuant to this Agreement will not be limited by reason of any facts or circumstances known to them or their Representatives at any time or resulting from any Breach of any covenant, agreement, representation, or warranty of which any Indemnitee or its Representatives has knowledge at any time, or the decision of any Indemnitee to consummate the Closing, and (ii) the Purchaser will have the right, irrespective of any knowledge or investigation of the Purchaser (or of its Affiliates or Representatives), to rely fully on the representations, warranties, and covenants of the Stockholders and the Company contained herein.

(g)           The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually received by the Indemnitee as a result of any indemnification, contribution or other payment by any third party, net of any costs of collection and (ii) any insurance proceeds or other amounts actually received by the Indemnitee from third parties with respect to such Losses, net of the present value of any increases in premiums directly attributable to the applicable Losses, any costs of collection, Taxes, deductibles or other costs or expenses resulting from making any claims thereunder.

9.3           Indemnification by the Stockholders. Subject to the terms of this Article 9 including the limitation of liability clauses, from and after the Closing, each Stockholder will (and the Company will prior to the Closing), severally and not jointly indemnify, defend, and hold harmless the Purchaser, its Affiliates, and their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from, against, and in respect of, any and all Losses resulting from, or in respect of, any of the following:

(a)           any Breach of any representation or warranty set forth in Article 2 or any representation or warranty of the Company in any other Transaction Documents;

(b)           any Breach of any representation or warranty set forth in Article 3 on the part of such Stockholder; or any representation or warranty of any Stockholder in any other Transaction Documents; provided, that with respect to the Stockholders the corresponding indemnification obligation is solely that of the Breaching Stockholder;

(c)           any non-fulfillment or Breach of any covenant or obligation on the part of the Company or any Stockholder under this Agreement or any other Transaction Document;

(d)           any failure by the Company to pay off all outstanding Indebtedness and Transaction Expenses at Closing;

(e)           the AOD Entity, the AOD Assets, the AOD Spin-Off and any Taxes related thereto or arising therefrom;

(f)            any holder or former holder of debt or equity securities of any Seller, the Company, its Subsidiaries or their respective Affiliates in respect of such Person’s status as such relating to events, facts, conditions or circumstances existing or arising prior to the Closing or in connection with this Agreement (including relating to the allocation of the Purchase Price between or among the Securityholders ); and

(g)           disregarding any disclosure in the Disclosure Schedule, any Indemnified Taxes.

9.4            Indemnification by the Purchaser. Subject to the terms of this Article 9, from and after the Closing, the Purchaser will indemnify, defend, and hold harmless the Stockholders and/or the AOD Entity, as applicable, from, against, and in respect of, any and all Losses resulting from, or in respect of, any of the following:

(a)           any Breach of any representation or warranty set forth in Article 4; and

(b)           any non-fulfillment or Breach of any covenant or obligation on the part of the Purchaser under this Agreement.

9.5           Allocation of Losses. Subject to the other limitations set forth in this Agreement, including in Section 9.2(b) above, and notwithstanding anything else to the contrary set forth in this Agreement: (i) any claim for Losses based on a breach by a Stockholder of its representations in Article 3 or any breach of any covenant or obligation of such Stockholder in this Agreement shall be payable only from the relevant Stockholder and no Stockholder shall be liable for the breach or misrepresentation of any other Stockholder pursuant to the terms of this Agreement, and (ii) any indemnification by the Stockholders, other than pursuant to (i) above, shall be allocated among the Stockholders in accordance with each such Stockholder Allocation Percentage of the entirety of any Loss indemnifiable herein and shall not exceed the amount allocated and paid to the applicable Stockholder pursuant to the Stockholder Allocation Percentage, provided that amounts paid by Purchaser to the Paying Agent for distribution to the applicable Stockholder shall be deemed paid to such Stockholder for the purposes hereof.

9.6           Notice of Claims; Third Party Claims; Direct Claims.

(a)            Notice of Claim. Should any party seeking indemnification hereunder (the “Indemnitee”) for any Claim, liability, or obligation from any other Party to this Agreement (the “Indemnitor”) obtain actual knowledge of any event which could reasonably be expected to give rise to the other Party’s liability under this Article 9, it will give written notice thereof to the Indemnitor as promptly as practicable after the Indemnitee obtains knowledge of such event (provided that the failure to timely provide such notice will not impair the rights of the Indemnitee to seek indemnification from the Indemnitor except to the extent that the Indemnitor is actually materially prejudiced by such failure to give notice). Such notice (hereinafter the “Notice of Claim”) will specify (i) whether the Claim is based upon a Claim made by a third party (a “Third Party Claim”) or is not based upon a Claim made by a third party (a “Direct Claim”), and (ii) in reasonable detail (on the basis of the information then available), the grounds and, to the extent known or determinable, the amount of the Loss.

(b)          Third Party Claims.

(i)            Except as otherwise provided in this Agreement, the following procedures will be applicable with respect to indemnification for Third Party Claims. Promptly after receipt by the Indemnitee of a notice of the commencement of any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability, or obligation the Indemnitor is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, provide the Notice of Claim and give the Indemnitor a copy, to the extent then available, of such Claim, process, and all legal pleadings; provided, however, the failure to give such notice will not constitute a waiver or release of the Indemnitor, but the obligation of the Indemnitor will be reduced to the extent of any actual monetary prejudice resulting from the Indemnitee’s intentional delay or failure to give any such notice as determined by a court of competent jurisdiction. The Indemnitor will have the right to (A) participate in the defense of such action with counsel of reputable standing that is reasonably acceptable to the Indemnitee and/or (B) assume the control of the defense of such action, at its election, unless (1) such action is reasonably likely to result in injunctions or other equitable remedies in respect of the Indemnitee or its business, (2) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Indemnitor, and the Indemnitee has been advised by legal counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor, (3) such action may result in criminal proceedings, injunctions, or other equitable remedies, (4) such action relates to Taxes or is reasonably likely to have a material and adverse effect on the business or financial condition of the Indemnitee after the Closing Date (including any material and adverse effect on the Tax liabilities, earnings, or ongoing business relationships of the Indemnitee), or (5) upon petition by the Indemnitee, if an appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim, in which events the Indemnitee will assume the defense. If the Indemnitor assumes the defense of such action, the assertion of such right will constitute an acknowledgement by the Indemnitor that the action represents a Claim for which the Indemnitor is responsible under this Article 9 and is subject to the terms, conditions, and limitations set forth in this Article 9. The Indemnitor and the Indemnitee will cooperate in the defense of such Claims. In the event that the Indemnitor assumes or participates in the defense of such Third Party Claim as provided herein, the Indemnitee will make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonably necessary to defend such Third Party Claim. If the Indemnitee will be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability for Losses against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor will, at the option of the Indemnitee, promptly make such payment of Losses or promptly reimburse the Indemnitee for such Losses. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided above, the Indemnitee will have the full right to defend against any such Claim.

(ii)           Prior to paying or settling any Claim against which an Indemnitor is obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, or must first supply the Indemnitor with a copy of a valid and binding settlement agreement. Notwithstanding anything to the contrary set forth herein, an Indemnitor or Indemnitee shall not settle any Claim against it without the prior written approval of the other, which approval will not be unreasonably withheld, conditioned, or delayed.

(iii)          An Indemnitee will have the right to employ its own counsel in any case, but the fees and expenses of such counsel will be at the expense of the Indemnitee unless (A) the employment of such counsel will have been authorized in writing by the Indemnitor in connection with the defense of such Claim, (B) the Indemnitor did not exercise its rights to assume the defense with respect to such Claim, employ counsel in the defense of such Claim, or was not entitled to assume the defense pursuant to the terms of Section 9.6(b)(i), or (C) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Indemnitor, and the Indemnitee will have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor, in any of which events reasonable fees and expenses of not more than one additional counsel for the indemnified parties will be borne by the Indemnitor.

(c)            Direct Claims. Except as otherwise provided in this Agreement, the following procedures will be applicable with respect to Direct Claims. With regard to Direct Claims, the Indemnitor, following receipt of the Notice of Claim, will have sixty (60) days from such receipt in order to carry out any investigations in relation to the Notice of Claim. In order to facilitate such investigations, the Indemnitee will make available to the Indemnitor the information upon which the Indemnitee is basing its Notice of Claim, together with all other information which the Indemnitor may reasonably request that the Indemnitee possesses or is able to obtain by using its commercially reasonable efforts. Should the Parties, within the aforesaid sixty (60) day period (subject to any possible extensions agreed between them), agree, in whole or in part, upon the Indemnitor’s liability for the Claim, the Indemnitor will pay to the Indemnitee the entire agreed upon amount pursuant to the Claim. In addition, all reasonable costs and expenses incurred by both the Indemnitee and Indemnitor associated with Direct Claims will be paid by the non-prevailing Party, unless otherwise agreed to by the Parties.

9.7           Security for the Indemnification Obligation.

(a)           Subject to the limitations contained in this Article 9, any claims for indemnification by a Purchaser Indemnified Party against the Stockholders (or any of them, and including the Company in the event of a pre-Closing indemnification claim) pursuant to Section 9.3 will be satisfied by the applicable Stockholders in cash; provided that the Purchaser Indemnified Parties will be entitled to recover Losses equal to the amount of the Stockholder Deductible as provided under Section 9.2(a).

(b)           Neither the exercise nor the failure to exercise a remedy will constitute an election of remedies or limit any Purchaser Indemnified Party and/or any of the Stockholders and/or the AOD Entity in any manner in the enforcement of any other remedies that may be available to them. All payments for indemnifiable Losses made pursuant to this Article 9 will be treated as adjustments to the Purchase Price.

(c)           Each Indemnitor will pay any required indemnification amount claimed by the Indemnitee in immediately available funds within thirty (30) days after the Indemnitee provides the Indemnitor with written notice of a Claim hereunder in accordance with this Agreement unless the Indemnitor in good faith disputes such Claim. If the Indemnitor disputes such Claim in good faith, then promptly after the resolution of such dispute, the amount finally determined to be due will be paid by the Indemnitor to the Indemnitee in immediately available funds within five (5) days of such dispute resolution. In the event the Indemnitor fails to pay the Indemnitee the amount of such indemnification Claim within such five (5) day period the Indemnitor will pay the Indemnitee interest on the amount of such indemnification Claim at a rate of five percent (5%) per annum until the indemnification Claim is paid in full.

(d)           If any Indemnitor fails to comply with its obligations to make cash payments to an Indemnitee in an aggregate amount sufficient to reimburse the Indemnitee for all Losses resulting from an indemnified Claim, the Indemnitee may pursue any and all rights and remedies against the Indemnitor available at Law or in equity, subject to the limitations set forth in Section 9.2.

9.8           Exclusive Remedy. The Parties acknowledge and agree that the indemnification provisions in this Article 9 will be the sole and exclusive remedy of any Party with respect to the transactions contemplated by this Agreement except, in each case, for (a) matters covered by any other Transaction Document, (b) claims based on fraud, (c) claims relating to Sections 1.4 and 6.3, and (d) the remedies of specific performance and injunctive or other equitable relief to the extent expressly permitted elsewhere in this Agreement (including pursuant to Section 6.3). Nothing in this Article 9 or otherwise will prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 6.3 or being bound by this Article 9.

Article 10
TERMINATION

10.1            Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing:

(a)            by mutual consent in writing of the Purchaser and the Stockholder Representative;

(b)            by written notice from the Purchaser or the Stockholder Representative if the transactions contemplated by this Agreement are not consummated on or before End Date; provided, that the right to terminate this Agreement under this Section 10.1(b) will not be available to any Party (including the Purchaser, the Company and the Stockholders) whose material Breach of a representation, warranty, covenant, or agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;

(c)            by written notice from the Purchaser to the Stockholder Representative if (provided, that the Purchaser is not then in material Breach of any representation, warranty, covenant, or other agreement contained herein) (i) the Company or the Stockholders fail to perform in any material respect any covenants or agreements contained in this Agreement required to be performed by the Company or the Stockholders prior to the Closing or (ii) the Company or any Stockholder is otherwise in material Breach under this Agreement, and in the case of either of clause (i) or clause (ii) such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, if such Breach is curable the Purchaser may not terminate this Agreement until the date that is ten (10) Business Days from the date written notice was provided to the Stockholder Representative; or

(d)            by written notice from the Stockholder Representative to the Purchaser if (provided, that none of the Company or any of the Stockholders are then in material Breach of any representation, warranty, covenant, or other agreement contained herein) (i) the Purchaser fails to perform in any material respect any covenants or agreements contained in this Agreement required to be performed by the Purchaser prior to the Closing or (ii) the Purchaser is otherwise in material Breach under this Agreement, and in the case of either of clause (i) or clause (ii) such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied; provided, however, if such default or Breach is curable the Stockholder Representative may not terminate this Agreement until the date that is ten (10) Business Days from the date written notice was provided to the Purchaser.

10.2       Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1, this Agreement will terminate and will be abandoned without further action by any of the Parties and will immediately become null and void and there will be no liability on the part of any Party or its Representatives, except for obligations under Section 5.5 (Confidentiality), Section 6.2(e) (Purchaser Non-Solicitation) Article 11 (Miscellaneous Provisions), and this Section 10.2, all of which will survive the termination of this Agreement in accordance with their terms. If this Agreement is terminated as provided herein:

(a)          each Party will either destroy or redeliver all documents and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same;

(b)          all information received by any Party with respect to the business of any other Party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Authority) will not at any time be used for the advantage of, or disclosed to third parties by, such Party to the detriment of the Party furnishing such information and will remain subject to the terms and obligations set forth in the Confidentiality Agreement; and

(c)          any Breaching or defaulting Party will remain liable for any Breach or default that occurred prior to such termination and no non-Breaching or non-defaulting Party will have any liability or further obligation to any other Party to this Agreement and such non-Breaching or non-defaulting Party may at its option enforce its rights against such Breaching or defaulting Party and seek any remedies against such Party, as provided hereunder and by applicable Law.

Article 11
MISCELLANEOUS PROVISIONS

11.1       Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified, and supplemented only by a written agreement between the Stockholder Representative and the Purchaser.

11.2       Waiver of Compliance; Consents. Any failure of any Party to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by the other Parties, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent will be given in writing to be effective.

11.3       Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given (a) one (1) Business Day after being delivered by hand, (b) three (3) Business Days after being mailed first class or certified with postage paid, (c) one (1) Business Day after being couriered by overnight receipted courier service, or (d) one (1) Business Day after being sent by email:

(i)            If to the Company (prior to the Closing), and/or the Stockholders, to:

Eyal Khayat

Lipa Meir & Co. Advocates

Amot Investments Tower

2 Weitzman Street

Tel-Aviv 6423902

Israel

Email: eyal@lipameir.co.il

Magma Venture Capital II LP

Magma Venture Capital II (Israel) L.P.

Magma Venutre Capital II CEO Fund L.P.

22 Rothschild Blvd, 25 floor

Tel-Aviv

Israel

Email:

Roy Caner

Erdinast, Ben Nathan, Toledano & Co.

4 Berkovitz St.

Museum tower

Tel-Aviv

Israel

Email:

with a copy to (which will not constitute notice):

Marc Apfelbaum

Retsif Herbert Samuel 36/28

68018 Tel Aviv

Email:

Madem Enterprises Ltd.

East 53 street

Humboldt Tower

Urb Marbella, Panama

Republic of Panama

Email:

Pregond Finance Corporation Ltd.

12, Moscovich Str.

Rehovot

Israel

Email:

Leon Waisbein

6, Bustenai Str

Ramat Hasharon

Israel

Email:

Palmsberry Ltd.

7, Jabotinsky Str

Ramat Gan

Israel

Email:

or to such other Person or address as the Seller will furnish by notice to the Purchaser in writing.

(ii)          If to the Company (following the Closing) and/or the Purchaser, to:

Digital Turbine, Inc.

110 San Antonio Street, Suite 160

Austin, Texas 78701

Attention:   Barrett Garrison
Email:     barrett.garrison@digitalturbine.com

with a copy to (which will not constitute notice):

Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attention: Michael F. Meskill
Email: mmeskill@jw.com

and

Herzog Fox and Neeman
Asia House, 4 Weizmann St.
Tel Aviv 6423904, Israel
Attention: Hanan O. Haviv
Email: havivh@herzoglaw.co.il

or to such other Person or address as the Purchaser will furnish by notice to the Seller in writing.

11.4       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors, and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder will be assigned by any of the Parties without the prior written consent of the other Parties, except that the Purchaser may, without the prior approval of any other Party, (a) assign its rights, interests, and obligations hereunder to any Affiliate or in connection with a Company Sale (provided all obligations of the Purchaser hereunder are also assumed by the purchaser pursuant to such Company Sale and provided further the Purchaser shall also remain bound by all of its obligations hereunder if assigned to an Affiliate thereof), and (b) grant Liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the Parties consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral, subject to the rights of the Stockholders and of the AOD Entity hereunder.

11.5       Governing Law; Jurisdiction The Agreement will be governed by and construed exclusively in accordance with the laws of the State of Israel as to all matters, including matters of validity, construction, effect, and performance. The Parties hereto agree to submit to the exclusive jurisdiction of the courts of Tel-Aviv-Jaffa, Israel with respect to all matters concerning thereof and/or arising therefrom, including, without limitation, any breach or alleged breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the Parties arising under this Agreement.

11.6       Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or electronically transmitted portable document format (PDF) signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument and will have the same force and effect as an original fully executed version of this Agreement.

11.7       Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

11.8       Entire Agreement. This Agreement and the other Transaction Documents, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and the other Transaction Documents and supersede all prior Contracts, representations, warranties, promises, covenants, arrangements, communications, and understandings, oral or written, express or implied, among the Parties with respect to such transactions, including the Letter of Intent. There are no Contracts, arrangements, or understandings between the Parties with respect to the transactions contemplated hereby, other than those expressly set forth or referred to herein.

11.9       Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party, upon any Breach or default of any other Party under this Agreement, will impair any such right, power, or remedy of such Party nor will it be construed to be a waiver of any such Breach or default, or an acquiescence therein, or of or in any similar Breach or default thereafter occurring; nor will any waiver of any single Breach or default be deemed a waiver of any other Breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any Breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be made in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, will be, subject to the terms of this Agreement, cumulative and not alternative.

11.10     Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held to be prohibited by, illegal, or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.11     Expenses. Except as otherwise provided in this Agreement, the Purchaser, on the one hand, and the Stockholders, on the other hand, will bear their own expenses and the Stockholders will bear the expenses of the Company, including brokerage or investment banking, accounting, and legal fees and expenses, with respect to this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby.

11.12     No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein express or implied will be construed to give any Person, other than the Parties of such permitted successors and assigns, any legal or equitable rights hereunder, except as provided in Article 9. Notwithstanding the aforesaid, this Agreement shall be deemed as a contract also in favor of and obligating the AOD Entity which shall be entitled, as of upon its incorporation, to all rights and subject to all obligations set forth in Section 6.2, Section 6.3(c), Section 6.6 and Section 9.3(e), as if the AOD Entity was a party to this Agreement.

11.13     Disclosure Schedule; Exhibits. Any information set forth in one section of the Disclosure Schedule will be deemed to apply also to other sections of the Disclosure Schedule to the extent such disclosure is made in a way so as to make its relevance to such other section reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, which such information is required by the terms hereof to be disclosed, is material to the Company. All schedules (including the Disclosure Schedule) and exhibits or annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.14     No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.15     Construction. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes,” and “including” when used in this Agreement will be deemed to be followed by the phrase “without limitation” or “but not limited to”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Annexes, Schedules, appendices, and attachments will be deemed references to Articles and Sections of, and Exhibits, Annexes, Schedules, appendices, and attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby,” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The term “$” will refer to the currency of the United States of America.

11.16     Recitals. The Recitals to this Agreement are incorporated as material provisions of this Agreement as if restated in full in this Agreement.

11.17     Time of the Essence. Time is of the essence with respect to all time periods and dates set forth in or referenced in this Agreement and the other Transaction Documents.

* * *

IN WITNESS WHEREOF, the Parties have made and entered into this Agreement as of the date first hereinabove set forth.

PURCHASER:

DIGITAL TURBINE (EMEA) LTD.

By:	/s/ William Stone
Name:	William Stone
Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

COMPANY:

TRIAPODI LTD.

By:	/s/ Amir Maor & Yaron Segalov
Name:	Amir Maor & Yaron Segalov
Title:	CEO & CTO

[Signature Page to Purchase Agreement]

STOCKHOLDER REPRESENTATIVE:

LIPA MEIR TRUSTS LTD.

By:	/s/ Alon Pomeranc
Name:	Alon Pomeranc
Title:

[Signature Page to Purchase Agreement]

STOCKHOLDERS:

/s/ Amir Maor
Amir Maor

/s/ Yaron Segalov
Yaron Segalov

MAGMA VENTURE CAPITAL II L.P.

By:	/s/ Yahal Zilka
Name:	Yahal Zilka
Title:

MAGMA VENTURE CAPITAL II (ISRAEL) L.P.

By:	/s/ Yahal Zilka
Name:	Yahal Zilka
Title:

MAGMA VENTURE CAPITAL II CEO FUND L.P.

By:	/s/ Yahal Zilka
Name:	Yahal Zilka
Title:

/s/ Leon Waisbein
Leon Waisbein

[Signature Page to Purchase Agreement]

PALMSBERY LTD.

By:	/s/ Leonid Waisbein
Name:	LEONID WAISBEIN
Title:	CEO

Pregond Finance Corporation Ltd.

By:	/s/ Bernard & Emilia waisbein
Name:	BERNARD & EMILIA WAISBEIN
Title:	OWNERS

MADEM ENTERPRISES LTD.

By:	/s/ Marc Apfelbaum
Name:	Marc Apfelbaum
Title:	AUTHORIZED SIGNATURE

/s/ Dr. Marc Apfelbaum
Dr. Marc Apfelbaum

/s/ Zohar Gilon
Zohar Gilon

IBI CAPITAL COMPENSATION AND TRUST (2004) LTD. ON BEHALF OF MATAN TESSLER

By:	IBI Capital Compensation and Trusts (2004) Ltd Reg. No. 513540070
Name:
Title:

[Signature Page to Purchase Agreement]

EXHIBIT A

Definitions

The following terms will have the following meanings for the purposes of this Agreement:

“102 Trustee” means IBI Equity Benefits and Trusts (2004) Ltd. as appointed by the Company to serve as trustee of the Option Plans pursuant to Section 102.

“Action” means any Claim by or before any Authority.

“Actual Indebtedness” will have the meaning set forth in Section 1.4(b)(v).

“Actual Transaction Expenses” will have the meaning set forth in Section 1.4(b)(v).

“Actual Working Capital” will have the meaning set forth in Section 1.4(b)(v).

“Adjustment Amount” will have the meaning set forth in Section 1.4(b)(vi).

“Adjustment Request” will have the meaning set forth in Section 1.4(b)(ii).

“Affiliate” means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person. For purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing; or (b) as to any natural Person, any Immediate Family Member.

“Agreement” will have the meaning set forth in the Preamble.

“Annual Financial Statements” will have the meaning set forth in Section 2.6(a).

“AOD Assets” means (a) all Intellectual Property Rights pertaining to the AOD Business, whereas in each case of registered Intellectual Property Rights as specifically set forth in Section 6.2 of the Disclosure Schedule attached hereto and the AOD Confidential Information, and (b) all other assets and activities pertaining to the AOD Business specifically as set forth in Section 6.2 of the Disclosure Schedule attached hereto.

“AOD Assignment Agreement” will have the meaning set forth in Section 6.2.

“AOD Business” means the business described Exhibit G attached hereto.

“AOD Confidential Information” will have the meaning set forth in Section 6.3(b).

“AOD Entity” will have the meaning set forth in Section 6.2.

“AOD Exercise Notice” will have the meaning set forth in Section 6.2.

“AOD Exercise Price” will have the meaning set forth in Section 6.2.

“AOD Patent” Application No.: US 13/644,878. Filing Date: October 04, 2012. GA Ref.: 250-2 US

“AOD Spin-Off” will have the meaning set forth in Section 6.2.

“AOD Transition Services” will have the meaning set forth in Section 6.6(e).

“Applicable Amounts” will have the meaning set forth in Section 1.4(b)(vii).

“Authority” means (a) any government, (b) any governmental, regulatory, or administrative body, agency, tribunal, commission, board, arbitrator, or authority, (c) any court or judicial authority, or (d) any public, private, or industry regulatory or accrediting authority, in each case, whether international, foreign, national, federal, provincial, state, local, or municipal.

“Balance Sheets” will have the meaning set forth in Section 2.6(a).

“Benefit Plan” will have the meaning set forth in Section 2.17(a).

“Bonus Reduction Amount” will have the meaning set forth in Section 1.3(a).

“Breach”, “Breached”, or “Breaching” means (a) the violation of any covenant, agreement, Law, right, obligation, engagement, or duty, whether by commission or omission, (b) the failure to perform, refusal to perform, or prevention or hindrance of performance of, any covenant, agreement or obligation (c) the performance of any act which by covenant, agreement or duty must not be performed, (d) any breach, inaccuracy, or misstatement in any representation or warranty, or (e) any event which, with the passage of time or provision of notice, would constitute any of the above.

“Business” will have the meaning set forth in the Recitals.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Austin, Texas or Tel-Aviv.

“Business Intellectual Property” will have the meaning set forth in Section 2.19(a).

“Business Permits” will have the meaning set forth in Section 2.15.

“Cash” means the aggregate amount of the cash and cash equivalents of the Company and its Subsidiaries on the Closing Date determined in accordance with GAAP, which will be reduced by any and all uncleared checks, wire transfer, and drafts written by the Company but not yet cleared.

“Cause” means (i) the Founder’s repeated absence from work (not due to Disability) or repeated failure to perform the material duties required under the Founder’s employment agreement (provided that, to remove any doubt, (a) not meeting business objectives, targets or milestones and (b) dissatisfaction of the Founder’s performance shall not be deemed to be a failure to perform material duties); (ii) the Founder’s conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving moral turpitude; or (iii) the Founder’s willful misconduct or intentional conduct causing material harm to the Company or an Affiliate thereof.

“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Laws thereunder.

“Change” means any event, occurrence, development, condition, effect, state of facts, or change.

“Change of Control” means: (i) a merger or consolidation or any other transaction made by the Company or Purchaser, as a result of which the stockholders of the applicable entity prior to such event do not own, directly or indirectly, a majority of the shares of the surviving entity (which surviving entity may be the Company or the Purchaser, as the case may be), or otherwise control less than majority of the voting power of the surviving entity or acquiring corporation following such acquisition; or (ii) the sale, lease, disposition, grant or transfer of all or substantially all of the assets of the Company or the Purchaser on a consolidated basis with its subsidiaries, or the sale, assignment or disposal of all or substantially all of the shares, of the Company or the Purchaser; in the case of (i) and (ii) other than a sale, assignment or disposal to a wholly owned Subsidiary of Digital Turbine, Inc., a Delaware corporation, the Company or the Purchaser or any of their respective Affiliates, a reorganization for the purpose of change of domicile that does not affect the direct or indirect percentage ownership interest of the applicable stockholders or any merger or consolidation or any other transaction made by the Company or Purchaser with any Affiliates of the Company or Purchaser.

“Claim” means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, examination, audit, assessment, notice of proposed assessment, notice of deficiency, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals, or other dispute, whether civil, criminal, administrative, or otherwise.

“Closing” will have the meaning set forth in Section 7.1.

“Closing Date” will have the meaning set forth in Section 7.1.

“Closing Indebtedness Holder” means the holders of the Indebtedness Payoff Amounts on Section 2.6(b) of the Disclosure Schedule.

“Closing Payment Amount” will have the meaning set forth in Section 1.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” will have the meaning set forth in the Preamble.

“Company Accounts Receivable” will have the meaning set forth in Section 2.7.

“Company Confidential Information” will have the meaning set forth in Section 6.3(a).

“Company Employee” will have the meaning set forth in Section 6.3(d).

“Company IT Assets” will have the meaning set forth in Section 2.19(l).

“Company Majority Stockholders” means the holders of majority of the outstanding and issued shares of the Company immediately prior to the date hereof.

“Company Marks” will have the meaning set forth in Section 6.5.

“Company Options” will have the meaning set forth in Section 1.5(a).

“Company Products” means any product or service offering of the Company or any of its Subsidiaries.

“Company Sale” means (a) any sale of Securities of the Company or any of its Subsidiaries to a purchaser that is not an Affiliate of the Purchaser, any merger, recapitalization, reorganization, combination, consolidation, or similar transaction involving the Company or any of its Subsidiaries where, in each case, following such transaction any of the Securities of the Company or any of its Subsidiaries are owned by a third party that is not an Affiliate of the Purchaser, (b) a sale of a material portion of the assets of the Company or any of its Subsidiaries to a purchaser that is not an Affiliate of the Purchaser, in a single transaction or series of related transactions, or (c) any other transaction in which the power to direct the members of the Company’s board of directors is no longer held by the Purchaser or any Affiliate thereof, in a single transaction or series of related transactions; provided that the transfer of the AOD Assets as provided in Section 6.2 shall not be a Company Sale.

“Company Securities” means all of the issued and outstanding Ordinary Shares and Preferred Shares.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated December 15, 2020, by and between the Purchaser and the Company.

“Contaminants” will have the meaning set forth in Section 2.19(e).

“Consultants Bonus” shall have the meaning set forth in Section 1.2.

“Contract” means any binding agreement, contract, commitment, instrument, document, certificate, or other binding arrangement or understanding, whether written or oral.

“D&O Tail Policy” will have the meaning set forth in Section 5.9.

“Direct Claim” will have the meaning set forth in Section 9.6(a).

“Disability” means the inability of a Founder to substantially perform the functions of such Founder’s position by reason of any medically diagnosed physical or mental impairment which is expected to result in death or has lasted or is reasonably expected to last for a continuous period of six (6) months or more.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser on the date of this Agreement.

“Disputed Amounts” will have the meaning set forth in Section 1.4(b)(ii).

“Domain Names” will have the meaning set forth in Section 2.19(k).

“End Date” means March 31, 2021.

“Entitled Employees” will have the meaning set forth in Section 1.2(b).

“Environmental Law” means any Law, Order, settlement agreement, or Authority requirement, which relates to or otherwise imposes liability or standards of conduct concerning: (a) the environment, natural resources, public health and safety, worker health and safety or Hazardous Substances, including discharges, emissions, releases or threatened releases of any Hazardous Substances or (b) the manufacture, processing, generation, distribution, use, treatment, storage, disposal, arrangement for disposal, recycling, release, discharge, cleanup, transport, handling of or exposure to Hazardous Substances, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right-to-Know Act, the Hazardous Material Transportation Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Medical Waste Laws, any so called “Superlien” law, all as now or hereafter amended or supplemented, and the Laws promulgated thereunder, and any other similar Israeli, Federal, state or local Laws.

“ERISA” will have the meaning set forth in Section 2.17(a).

“ERISA Affiliate” will have the meaning set forth in Section 2.17(c).

“Estimated Closing Purchase Amount” will have the meaning set forth in Section 1.4(a).

“Estimated Indebtedness” will have the meaning set forth in Section 1.4(a).

“Estimated Transaction Expenses” will have the meaning set forth in Section 1.4(a).

“Estimated Working Capital” will have the meaning set forth in Section 1.4(a).

“Estimated Working Capital Shortfall” means the absolute value of the amount by which the Estimated Working Capital is less than the Working Capital Target.

“Estimated Working Capital Surplus” means the amount by which the Estimated Working Capital is greater than the Working Capital Target.

“Excess Amount” will have the meaning set forth in Section 1.4(b)(vii).

“Exchange Documents” will have the meaning set forth in Section 1.8(b)(ii).

“Final Closing Payment Amount” will have the meaning set forth in Section 1.4(b)(i).

“Final Indebtedness” will have the meaning set forth in Section 1.4(b)(i).

“Final Transaction Expenses” will have the meaning set forth in Section 1.4(b)(i).

“Final Working Capital” will have the meaning set forth in Section 1.4(b)(i).

“Financial Statement Date” means December 31, 2020.

“Financial Statements” will have the meaning set forth in Section 2.6(a).

“Founders” each of Amir Maor and Yaron Segalov.

“Founder Consulting Services” will have the meaning set forth in Section 6.6(a).

“Fundamental Representations” will have the meaning set forth in Section 9.1.

“Funds Flow” means that certain Funds Flow dated as of the Closing Date, by and among the Purchaser, the Company, and the Securityholders.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Good Reason” shall mean the occurrence without the consent of the Founder of: (i) a reduction in the Founder’s compensation terms; or (ii) a material reduction in the scope of authorities and responsibilities of the Founder under such Founder’s employment agreement; (iii) a requirement by the Company for the Founder to relocate by more than twenty (20) miles.

“Government Contract” means any bid, quotation, proposal, Contract, work authorization, lease, commitment or sale or purchase order of the Company or any of its Subsidiaries that is with the United States, Israel or other nation government, any Authority, including all Contracts and work authorizations to supply goods and services to the United States, Israel or other nation government or any other Authority.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitral body, exercising executive, legislative, judicial, regulatory or administrative functions.

“Governmental Consents” will have the meaning set forth in Section 2.5(b).

“Grants” means, grants, funding, incentives or subsidies, or applications therefor.

“Guarantee” means any guarantee or other contingent liability solely with respect to such guarantee (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise, including (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services, or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

“Hazardous Substances” will be construed broadly to include any toxic or hazardous substance, material or waste, any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, mold, microbial contaminants, polychlorinated biphenyls, dielectric fluid containing levels of polychlorinated biphenyls, radon gas, used electronics or e-wastes, leaded glass, cathode ray tubes, used or discarded circuit boards, any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law, any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any Authority under any Environmental Law and any other contaminant, pollutant or constituent thereof, the presence of which requires investigation or remediation under any Environmental Law.

“Immediate Family Member” means any parents, spouses, children or grandchildren of the applicable Person.

“Incidental Licenses” means any: (a) permitted use in a confidentiality or nondisclosure agreement entered into in the Ordinary Course of Business; (b) license with current and former employees or independent contractors of the Company on standard terms in the Ordinary Course of Business (such as a back-up license to an intellectual property assignment provision or a license for an employee, contractor or other Person to use Business Intellectual Property to perform services for the Company); (c) licenses that arise as a matter of law by implication as a result of sales of products and services by the Company; or (d) any non-exclusive license that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) a sales or marketing Contract that includes an incidental license to use the trademarks of the Company for the purposes of advertising and selling the Company’s products or services during the term of and in accordance with such Contract; or (ii) a Contract to purchase or lease equipment, such as a phone system, photocopier, printer, scanner, computer, or mobile phone that also contains a license of Intellectual Property Rights.

“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, but in any event will include, without duplication: (i) indebtedness under any credit or loan agreement (including any indebtedness constituting a reimbursement obligation on account of all issued and outstanding letters of credit, whether drawn or undrawn, regardless of the purpose for which any such letter of credit may have been issued) or issued in substitution for or exchange of indebtedness for borrowed money, in each case, whether or not current, short-term or long-term, secured or unsecured, or any Guarantee thereof; (ii) any obligation of the Company or any of its Subsidiaries evidenced by any note, bond, debenture, guaranty, or other debt security; (iii) any obligation of the Company or any of its Subsidiaries for the cost of property or other assets constructed or of improvements thereto (but excluding trade accounts payable arising in the Ordinary Course of Business); (iv) any obligation of the Company or any of its Subsidiaries issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable arising in the Ordinary Course of Business); (v) any obligation of the Company or any of its Subsidiaries under capital leases or synthetic leases with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company or any of its Subsidiaries assures a creditor against loss; (vi) any obligation of the Company or any of its Subsidiaries for borrowed money secured by a Lien (other than Permitted Liens) on any assets of the Company or any of its Subsidiaries; (vii) any obligation of the Company or any of its Subsidiaries on account of any post-retirement benefits; (viii) any liabilities of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations; (ix) all unpaid interest, premiums, penalties, redemption costs and other charges in respect of the foregoing; and (x) any Guarantees of such Person of any item under (i) – (ix) above of another Person.

“Indebtedness Payoff Amount” means the aggregate outstanding balance of any Indebtedness owed by the Company or any of its Subsidiaries as of the Closing Date and any prepayment penalties and other amounts due to fully repay and retire such Indebtedness.

“Indemnified Taxes” means, except to the extent a Non-Indemnified Tax, (i) any and all Taxes imposed on or with respect to the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period, (ii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on or with respect to the Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (iii) any and all withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by the Transaction Documents, (iv) any Tax liability in connection with any payment made or deemed made by the Company in connection with the transactions contemplated by this Agreement, or any Tax liability in connection with any payment pursuant to this Agreement not otherwise reduced by the amount required to be withheld under Law; (v) without any duplication, any liability for Taxes resulting from the inaccuracy of any representation in Sections 2.14 and 3.6, and (vi) any Taxes imposed on or with respect to the Company or any of its Subsidiaries attributable to the AOD Spin-Off.

“Indemnitee” will have the meaning set forth in Section 9.6(a).

“Indemnitor” will have the meaning set forth in Section 9.6(a).

“Independent Accountant” will have the meaning set forth in Section 1.4(b)(iv).

“Institutions” will have the meaning set forth in Section 2.19(o).

“Intellectual Property Rights” means all domestic and foreign (i) patents, patent applications, invention disclosures, and any reissues, divisions, divisionals, continuations, continuation-in-parts, provisionals, renewals, extensions, substitutions, reexaminations, or invention registrations related to such patents and applications, (ii) rights with respect to trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, (iii) copyrights, copyright registrations and applications for registration thereof, and moral and economic rights of authors and inventors (however denominated) (iv) rights in Internet domain names and universal resource locators, (v) Trade Secrets, (vi) rights with respect to databases, (vii) any other intellectual property or proprietary rights equivalent or similar to any of the foregoing and all other rights relating to, arising from, or associated with Technology, and (viii) all benefits, privileges, claims, causes of action and remedies arising out of or related to any of the foregoing (and all analogous rights and all goodwill associated with, and all priority claims, renewals, derivatives, improvements, and refinements of any of the foregoing in any jurisdiction throughout the world).

“Interim Financial Statements” will have the meaning set forth in Section 2.6(a).

“Interim Option Ruling” will have the meaning set forth in Section 1.5(d).

“Interim Period” means the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing or the termination of this Agreement in accordance with Article 10.

“Invention Assignment Agreements” will have the meaning set forth in Section 2.19(j).

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Israeli Employees” will have the meaning set forth in Section 2.18(k).

“ITA” means the Israeli Tax Authority.

“Knowledge” means, (a) with respect to the Company, the actual knowledge of any Founder and any director or officer of the Company after reasonable inquiry; and (b) with respect to each Stockholder, the actual knowledge of such Stockholder (and to the extent such Stockholder is an entity- any director or officer of such Stockholder or managing partner of general partner of such Stockholder, as applicable, after reasonable inquiry).

“Knowledgeable Party” will have the meaning set forth in Section 6.3(b).

“Latest Balance Sheet” will have the meaning set forth in Section 2.6(a).

“Latest Balance Sheet Date” will have the meaning set forth in Section 2.6(a).

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, directive, constitution or treaty of any Authority, including common law and any judicial interpretation thereof.

“Legal Proceeding” means any Claim commenced, brought, conducted or heard by or before any Authority.

“Letter of Intent” means that certain letter of intent, dated January 7, 2021, between the Purchaser and the Company.

“Letter of Transmittal” will have the meaning set forth in Section 1.5(b).

“Lien” means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; and (c) any subordination arrangement in favor of another Person.

“Limitation Carve-Outs” will have the meaning set forth in Section 9.2(a).

“Limited License” will have the meaning set forth in Section 2.19(d).

“Limited License Software” will have the meaning set forth in Section 2.19(d).

“Losses” means any and all losses, liabilities, penalties, demands, claims, damages, payments, Taxes, causes of action, costs, and expenses (including costs and expenses of Legal Proceedings, amounts paid in connection with any assessments, judgments, or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ and accountants’ fees and disbursements incurred in investigating actual or potential Legal Proceedings in defending against any such Legal Proceedings or in enforcing a party’s rights hereunder) excluding, in each case, punitive and, exemplary damages, unless, in each case, such damages are awarded by a court in a Third Party Claim.

“Material Adverse Effect” means any Change that, together with one or more other Changes, is or would reasonably be expected to have a material adverse effect on the business, assets, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries individually or taken as a whole; provided, that any adverse Change attributable to any of the following will not constitute, and will not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) the execution, delivery, announcement, or pendency of this Agreement or the transactions contemplated by this Agreement; (b) business, political, or other conditions generally affecting the industry or segments therein in which the Company participates or territories in which the Company or any Subsidiary thereof operates, or changes in the U.S. or Israeli economy as a whole or in the capital, credit or financial markets in general or in the markets in which the Company operates; (c) any change in GAAP or any change in applicable Laws or the interpretation or enforcement thereof by an Authority; (d) actions required to be taken in order to comply with applicable Laws or Contracts; (e) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside of Israel; (f) any earthquakes, hurricanes, floods or other natural disasters, epidemics, pandemics (including any effects resulting from the COVID-19 pandemic), acts of God or force majeure events; (g) any action taken or failure to take any action, in each case, by Purchaser or any of its Affiliates, or the compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; or (h) any failure to meet any internal or published projections, estimates, forecasts of financial or operating performance; except, in (b), (c) or (d) above, any change that has a disproportionate impact on the Company as compared to other companies or businesses in the industry in which such member operates.

“Material Contract” will have the meaning set forth in Section 2.10.

“Material Customer” will have the meaning set forth in Section 2.24.

“Material Supplier” will have the meaning set forth in Section 2.24.

“Negotiation Period” will have the meaning set forth in Section 1.4(b)(iii).

“NIS” means New Israeli Shekels.

“Non-Compete Restrictions” will have the meaning set forth in Section 6.3(c)(ii).

“Non-Indemnified Taxes” means, (i) to avoid double counting, any net Tax amounts included in the calculation of Final Indebtedness, Final Working Capital or Final Transaction Expenses; (ii) any Taxes attributable to any amendment, re-filing or other modification of any Tax Return filed prior to the Closing Date for a taxable period ending on or before the Closing Date or for a Straddle Period without the prior written consent of the Stockholder Representative (such consent not to be unreasonably conditioned, withheld, or delayed); (iii) any Taxes attributable to any election pursuant to Section 338 of the Code with respect to Purchaser’s acquisition of the Securities pursuant to this Agreement; and (iv) any Taxes attributable to the changing or revoking after the Closing Date of any election made on a Tax Return filed prior to the Closing Date with respect to any Pre-Closing Tax Period without the prior written consent of the Stockholder Representative (such consent not to be unreasonably conditioned, withheld or delayed).

“Notice of Claim” will have the meaning set forth in Section 9.6(a).

“Objection Notice” will have the meaning set forth in Section 1.4(b)(ii).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any creative commons license. For the avoidance of doubt, Open Source Licenses include Limited Licenses.

“Open Source Software” means any software or Technology subject to an Open Source License.

“Option Holder” means a holder of Company Options.

“Option Plan” will have the meaning set forth in Section 1.5(a).

“Option Tax Ruling” A tax ruling obtained by from the ITA confirming that: (i) the Purchaser and anyone acting on its behalf, including the Paying Agent, shall be exempt from withholding Tax in relation of any payment or consideration transferred to the Paying Agent or 102 Trustee in relation to Section 102 Company Options, Section 3(i) Company Options and Section 102 Shares; (ii) the deposit with the 102 Trustee of the payment for Section 102 Company Options and payments for Section 102 Shares which is subject to the statutory holding period under Section 102 will not constitute a violation of the requirements of Section 102, provided that such amounts are deposited with the 102 Trustee for the remainder of the duration of the statutory holding period; (iii) the amount payable with respect to Section 102 Company Options and Section 102 Shares shall not be subject to Tax until actually received by the stockholder, which ruling may be subject to customary conditions regularly associated with such ruling.

“Options” means any subscription, option, right, security, Contract, commitment, understanding, stock appreciation right, phantom stock option, profit participation or arrangement by which a Person is bound to issue any additional shares of its capital stock or an interest in the equity or equity appreciation of a Person or rights pursuant to which any Person has a right to purchase capital stock or an equity interest in another Person.

“Options Exercise Amount” means the hypothetical aggregate amount that would be payable by the holder of the applicable Vested Company Options if all such options were exercised by the holder thereof immediately prior to the Closing, as set forth in the Funds Flow.

“Order” means any writ, decree, order, judgment, stipulation, injunction, determination, rule, ruling, Lien, voting right, consent of or by an Authority.

“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 and all the regulations, rules and Orders promulgated thereunder.

“Ordinary Course Agreement” means any agreements entered into in the Ordinary Course of Business for which Taxes are not a principal subject matter, such as customary agreements with customers, vendors, lenders, or lessors.

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person consistent with past practice.

“Ordinary Shares” means the ordinary shares, no par value, of the Company.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation or articles of association and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation, or organization of such entity (including any limited partnership agreement or limited liability company agreement); and (c) any amendment to any of the foregoing

“Party” or “Parties” will have the meanings set forth in the Preamble.

“Paying Agent” will have the meaning set forth in Section 1.8(a).

“Payoff Letter” will have the meaning set forth in Section 1.3(b).

“Payor” will have the meaning set forth in Section 1.7(a).

“Per Ordinary Share Purchase Price” means the amount payable per each applicable Company Option (prior to the deduction of the option exercise price thereof) as set forth in the Funds Flow.

“Performance Bonus Agreements” will have the meaning set forth in Section 1.2.

“Permits” means all permits, licenses, registrations, accreditations, certifications, provider numbers, certificates, Orders, immunities, privileges, exemptions, classifications, authorizations, qualifications, approvals, or similar rights (or any waivers of the foregoing), in each case, required or issued by any Authority, and all pending applications therefor or renewals thereof.

“Permitted Liens” means (a) statutory Liens not yet delinquent and immaterial in amount; (b) Liens reflected in the Financial Statements or the notes thereto; or (c) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue and immaterial in amount or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.

“Personal Information” will have the meaning set forth in Section 2.16(a).

“Policies” means all Contracts that insure (a) the Company’s properties, plants and equipment for loss or damage; and (b) the Company or its officers, managers, directors, employees, or agents against any liabilities, losses, or damages (or lost profits) for any reason or purpose.

“Post-Closing Statement” will have the meaning set forth in Section 1.4(b)(i).

“Pre-Closing Return” will have the meaning set forth in Section 8.1.

“Pre-Closing Statement” will have the meaning set forth in Section 1.4(a).

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.

“Preexisting Code” will have the meaning set forth in Section 2.19(d).

“Preferred Shares” means the Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares, Series B-4 Preferred Shares, Series B-5 Preferred Shares and Series B-6 Preferred Shares.

“Privacy Laws” will have the meaning set forth in Section 2.16(a).

“Property Taxes” means real property, personal property, ad valorem, or similar Taxes.

“Public Company Investments” means any personal investments by any Stockholder or such Person’s Immediate Family Members in any corporation having a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, which are publicly owned and regularly traded on any national securities exchange or over-the-counter market in which none of the Stockholders nor any group of Persons including any of the Stockholders in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes part in its business other than exercising his or her right as a stockholder or seeks to do any of the foregoing.

“Purchase Price” will have the meaning set forth in Section 1.2.

“Purchaser” will have the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” will have the meaning set forth in Section 9.3.

“Real Property” will have the meaning set forth in Section 2.12.

“Real Property Leases” will have the meaning set forth in Section 2.12.

“Representative” means, with respect to any Person, any director, officer, manager, member, equity holder, principal, attorney, employee, agent, advisor, consultant, accountant, contractor, or any other Person acting in a representative capacity for such Person.

“Restricted Area” means Israel, the United States of America and anywhere else in the world.

“Restricted Period” means the period commencing upon the occurrence of the Closing and ending upon the expiration of 3 years thereafter.

“Retention Agreements” will have the meaning set forth in Section 1.2.

“Review Period” will have the meaning set forth in Section 1.4(b)(i).

“Section 14 Arrangement” will have the meaning set forth in Section 2.18(a).

“Section 102” means Section 102 of the Ordinance.

“Section 102 Company Options” means Company Options granted and subject to tax pursuant to Section 102(b)(2) of the Ordinance.

“Section 102 Shares” means Company Ordinary Shares issued to the 102 Trustee upon exercise of Section 102 Company Options.

“Section 3(i) Company Options” means Company Options granted and subject to tax pursuant to Section 3(i) of the Ordinance.

“Securities” means (a) any partnership interests, (b) any limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any Options or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire limited liability company interests or units, capital stock, or any other equity securities, (f) any warrants, (g) any securities convertible into or exercisable or exchangeable for partnership interests, limited liability company interests or units, capital stock, or any other equity securities, or (h) any other interest classified as an equity security of a Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the holders of Company Securities and holders of Company Options.

“Seller Parties” will have the meaning set forth in the Preamble.

“Series A Preferred Shares” means the Series A preferred shares, no par value, of the Company.

“Series B Preferred Shares” means the Series B preferred shares, no par value, of the Company.

“Series B-1 Preferred Shares” means the Series B-1 preferred shares, no par value, of the Company.

“Series B-2 Preferred Shares” means the Series B-2 preferred shares, no par value, of the Company.

“Series B-3 Preferred Shares” means the Series B-3 preferred shares, no par value, of the Company.

“Series B-4 Preferred Shares” means the Series B-4 preferred shares, no par value, of the Company.

“Series B-5 Preferred Shares” means the Series B-5 preferred shares, no par value, of the Company.

“Series B-6 Preferred Shares” means the Series B-6 preferred shares, no par value, of the Company.

“Shortfall Amount” will have the meaning set forth in Section 1.4(b)(vii).

“Stockholders” will have the meaning set forth in the Preamble.

“Stockholder Allocation Percentages” will have the meaning set forth in Section 1.2.

“Stockholder Deductible” will have the meaning set forth in Section 9.2(a).

“Stockholder Representative” will have the meaning set forth in Section 1.6(a).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means another Person with respect to which such Person owns, directly or indirectly, at least 50% of the capital stock, capital interests, profits interests or other equity or has the power, directly or indirectly, to elect a majority of the members of the board of directors (or similar governing body).

“Tangible Personal Property” will have the meaning set forth in Section 2.11(b).

“Tax” or “Taxes” means any foreign, domestic, federal, state, local, U.S. or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Contest” will have the meaning set forth in Section 8.3.

“Tax Incentives” will have the meaning set forth in Section 2.14(p).

“Tax Representations” will have the meaning set forth in Section 9.1.

“Tax Returns” means federal, state, foreign, domestic and local Tax reports, returns, information returns and other documents (including any amendments thereto) related to Taxes.

“Taxing Authority” means any Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Technology” means technical data, know-how, show-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, algorithms, databases, data collectors, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), corporate and business names, trade names, trade dress, brand names, customer lists, and other works of authorship, proprietary information or material of any type, whether written or unwritten.

“Third Party Claim” will have the meaning set forth in Section 9.6(a).

“Third Party Consents” will have the meaning set forth in Section 2.5(a).

“Trade Secrets” means all trade secrets, know-how, confidential information, inventions and discoveries, ideas, processes, proprietary information, customer lists, technical information, information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the schedules, exhibits, annexes, and attachments to this Agreement, the Funds Flow, and each other agreement, document, certificate, and instrument being delivered pursuant to this Agreement, including the documents and instruments to be delivered by the Parties pursuant to Article 7.

“Transaction Expenses” means: (a) all costs, fees, and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred by the Company, any of its Subsidiaries or the Stockholders arising from, in connection with, or incident to negotiating and preparing this Agreement and the other Transaction Documents and in closing and carrying out the transactions contemplated hereby and thereby that remain unpaid as of the Closing; (b) any obligation of the Company or any of its Subsidiaries on account of any severance plans, bonus plans, employment agreements, change in control bonuses, or any other plan or bonus, agreement, or arrangement to which the Company or any of its Subsidiaries is a party, which liability is payable or becomes due as a result of or in connection with the transactions contemplated hereby; (c) the employer’s share of any employment, payroll, or similar Taxes imposed on the Purchaser or the Company or any of its Subsidiaries with respect to any severance plans, bonus plans, employment agreements, change in control bonuses or any other plan, agreement, or arrangement to which the Company or any of its Subsidiaries is a party, which liability is payable or becomes due or in connection with as a result of the transactions contemplated hereby; (d) the costs, fees and expenses incurred in connection with the D&O Tail Policy; (e) 50% of the costs, fees and expenses of the Paying Agent; and provided that the applicable amount is not included in Indebtedness and excluding any VAT to the extent applicable, in each case plus any VAT to the extent applicable.

“Triapodi Inc.” will have the meaning set forth in Section 2.3(c).

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to the Paying Agent (which for the avoidance of doubt, with respect to the Founders, includes Purchaser’s and Paying Agent’s opportunity to review, comment and approve the application to the ITA for the issuance of such certificate), that is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding. For the avoidance of doubt, except with respect to the Founders, a valid certificate of exemption from withholding pursuant to Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977, issued by the ITA will be deemed a Valid Tax Certificate, provided that such certificate shall not be valid for transfers outside Israel or for payments not made in cash.

“VAT” will have the meaning set forth in Section 2.14(s).

“Vested Company Options” will have the meaning set forth in Section 1.5(b).

“Vested Option Consideration” will have the meaning set forth in Section 1.5(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

“Welfare Plan” will have the meaning set forth in Section 2.17(d).

“Withholding Drop Date” will have the meaning set forth in Section 1.7(b).

“Working Capital” means an amount (which may be expressed in a positive or a negative number) equal to (a) the amount of the consolidated current assets of the Company and its Subsidiaries (including, without limitation, Cash, accounts receivables to the extent held by the Company as Cash as of the Closing Date, but excluding receivables due from any Affiliates of the Company, and deferred Tax assets) of the Company and its Subsidiaries as of the Closing Date, minus (b) the amount of the consolidated current liabilities of the Company and its Subsidiaries (including accounts payable other than non-compensation and non-benefits payables owed to any Affiliates of the Company, but excluding Indebtedness and Transaction Expenses, deferred Tax liabilities) of the Company and its Subsidiaries as of the Closing Date, in each case, calculated without duplication and in accordance with GAAP.

“Working Capital Target” means $928,000.00.